UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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CEVA, Inc.

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CEVA, INC.

15245 Shady Grove Road, Suite 400

Rockville, Maryland 20850

Notice of Annual Meeting of Stockholders
to be held on May 27, 2021

To the stockholders of CEVA, Inc.:

The annual meeting of stockholders of CEVA, Inc., a Delaware corporation, will be held on Thursday, May 27, 2021, at 10:30 a.m., Eastern Time, virtually via the Internet. Stockholders will be able to listen, vote, and submit questions from any remote location that has Internet connectivity via live webcast by logging in at: www.virtualshareholdermeeting.com/CEVA2021, There will be no physical location for stockholders to attend. The purpose of the annual meeting is to consider and vote upon the following matters:

1.	To elect nine directors, as specifically set forth in the attached proxy statement, to serve until the 2022 annual meeting of stockholders or until their successors are elected and qualified;

2.	To ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as independent auditors of the company for the fiscal year ending December 31, 2021;

3.	Advisory vote to approve named executive officer compensation; and

4.	To transact such other business as may properly come before the annual meeting, including any postponements or adjournments thereof.

Our board of directors presently has no knowledge of any other business to be transacted at the annual meeting.

The foregoing items of business are more fully described in the attached proxy statement.

On or about April 16, 2021, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record on March 31, 2021. The notice will contain instructions on how to vote your shares and how to access an electronic copy of our proxy materials, including this proxy statement and our annual report to stockholders which contains our 2020 consolidated financial statements and other information of interest to you.

Holders of record of our common stock at the close of business on March 31, 2021 are entitled to receive the Notice of Internet Availability of Proxy Materials, this proxy statement and the 2020 annual report and to vote at the annual meeting.

The 2021 annual meeting will be held in a virtual meeting format only, via the Internet, with no physical in-person meeting. We urge you to attend the annual meeting virtually by logging into our live webcast at: www.virtualshareholdermeeting.com/CEVA2021. However, to ensure your representation at the annual meeting, please vote as soon as possible and refer to the specific instructions for voting on the Notice of Internet Availability of Proxy Materials.

By order of the board of directors,
/s/ Gideon Wertheizer
Gideon Wertheizer
Chief Executive Officer

April 16, 2021
Rockville, Maryland

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The notice, proxy statement and 2020 annual report are available at http://proxyvote.com.

CEVA, INC.

Proxy Statement

For the Annual Meeting of Stockholders
to be held on May 27, 2021

This proxy statement is furnished to you in connection with the solicitation of proxies by our board of directors for the annual meeting of stockholders to be held on Thursday, May 27, 2021, at 10:30 a.m., Eastern Time, virtually via the Internet,, including any postponements or adjournments thereof. You will be able to attend the annual meeting, vote, and submit questions via live webcast by logging at: www.virtualshareholdermeeting.com/CEVA2021. There will be no physical location for stockholders to attend.

A Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction form and our 2020 annual report to stockholders will be made available on or about April 16, 2021 to our stockholders of record on March 31, 2021 at http://proxyvote.com. Paper copies of the proxy materials may be obtained by following the instructions on the Notice of Internet Availability of Proxy Materials. The 2020 annual report incorporates our annual report on Form 10-K for 2020, including financial statements and financial statement schedules, but excluding exhibits, as filed with the Securities and Exchange Commission (the “SEC”). We will provide copies of the exhibits to our annual report on Form 10-K upon the written request of any of our stockholders as of the record date for the annual meeting and payment of a fee, which fee shall be limited to our reasonable expenses in providing such exhibits. Please address your request to CEVA, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary. Our annual report on Form 10-K, and the exhibits thereto, as well as our other filings with the SEC may be accessed, free of charge, at our website, www.ceva-dsp.com and on the SEC’s website at www.sec.gov, as soon as practicable after filing. Our website and the information contained therein or connected thereto are not intended to be incorporated into this proxy statement.

Notice of Internet Availability of Proxy Materials

Under rules adopted by the SEC, we may furnish our proxy materials to our stockholders over the Internet, rather than mailing printed copies of those materials to each stockholder. Each stockholder who receives a Notice of Internet Availability of Proxy Materials has the right to vote on all matters presented at the annual meeting. Our stockholders will not receive a printed copy of the proxy materials unless requested. Instead, the Notice of Internet Availability of Proxy Materials will provide instructions as to how a stockholder may access and review a copy of our proxy materials on the Internet, including this proxy statement and our 2020 annual report. Internet distribution of our proxy materials is designed to expedite receipt by stockholders, lower the cost of the annual meeting, and conserve natural resources. However, if a stockholder would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If a stockholder shares an address with another stockholder and has received only one Notice of Internet Availability of Proxy Materials, such stockholder may write to us at the following address to request a separate copy of these materials at no cost to such stockholder: CEVA, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary. Beneficial owners (i.e. holders of our common stock through a broker dealer, not in their own names) may contact their broker or other nominee to request a separate copy of these materials.

Voting of Proxies

Voting by Proxy Card. All shares entitled to vote and represented by properly executed proxy cards received prior to the annual meeting, and not revoked, will be voted at the annual meeting in accordance with the instructions indicated on those proxy cards.

Voting by Telephone or the Internet. A stockholder may vote his, her or its shares by calling the toll-free number indicated on the Notice of Internet Availability of Proxy Materials and following the recorded instructions or by accessing the website indicated on the Notice of Internet Availability of Proxy Materials and following the instructions provided. When a stockholder votes via the Internet or by telephone, his, her or its vote is recorded immediately. We encourage stockholders to vote using these methods whenever possible.

Voting by Attending the Meeting. A stockholder of record may vote his, her or its shares at the virtual annual meeting. Stockholders who attend the virtual annual meeting should follow the instructions at www.virtualshareholdermeeting.com/CEVA2021 to vote during the meeting, If your shares are held in “street name” or by a broker or nominee, you should follow the instructions at www.virtualshareholdermeeting.com/CEVA2021 to vote during the meeting.

Revocability of Proxies. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is voted. If the shares of common stock are held in your name, you may revoke your proxy (1) by filing with our Corporate Secretary, before the taking of the vote at the annual meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or (2) by attending the annual meeting and voting at the meeting (although attendance at the annual meeting will not by itself revoke a proxy). Any written notice of revocation or subsequent proxy card must be received by our Corporate Secretary prior to the taking of the vote at the annual meeting. Such written notice of revocation or subsequent proxy card should be sent to CEVA, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary. In light of disruptions caused by the coronavirus, or COVID-19, if you intend to revoke your proxy by providing such a written notice, we advise that you also send a copy via email to ir@ceva-dsp.com. If your shares are held in “street name” or by a broker or nominee, you should follow the directions provided by your broker or nominee regarding how to revoke your proxy.

If no instructions are indicated on a properly executed proxy card, the shares represented by that proxy card will be voted as recommended by the board of directors.

If a stockholder indicates on a proxy that the shares should be voted “FOR” approval of the matters presented at the annual meeting, the proxy holders will have discretion to vote the shares on any other matters which are properly presented at the annual meeting for consideration, including a motion to adjourn or postpone the annual meeting to another time or place for the purpose of soliciting additional proxies, unless a stockholder expressly withholds authorization for the proxies to use their discretion. Gideon Wertheizer and Yaniv Arieli have been selected as proxy holders by our board of directors and currently serve as our executive officers, and Mr. Wertheizer is also a member of our board of directors.

Stockholders Entitled to Vote

Our board of directors has fixed March 31, 2021 as the record date for determination of stockholders entitled to vote at the annual meeting. Only holders of record of our common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting. On March 31, 2021, there were 22,811,090 shares of our common stock outstanding and entitled to vote. Each share of common stock will have one vote for each matter to be voted upon at the annual meeting.

Quorum; Votes Required

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting will constitute a quorum for the transaction of business at the annual meeting. Shares of our common stock held by stockholders present in person or represented by proxy, including shares held by stockholders that abstain or do not vote with respect to one or more of the matters presented for stockholder approval, will be counted for purposes of determining whether a quorum is present at the annual meeting. Virtual attendance at our annual meeting constitutes presence in person for purposes of quorum at the meeting. An automated system administered by Broadridge Financial Solutions Inc. will tabulate votes cast by proxy and a representative from Broadridge will act as inspector of elections to tabulate votes cast at the annual meeting.

Under the General Corporation Law of the State of Delaware, abstentions are included in determining the number of shares voted on the proposals submitted to stockholders (other than the election of directors) and will have the same effect as a “no” vote on such proposals. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner does not vote on a particular matter because such broker or nominee does not have the discretionary voting authority to vote the shares for which it is the holder of record with respect to a particular matter at the annual meeting and such broker or nominee has not received voting instructions from the beneficial owner. Broker “non-votes,” and shares as to which proxy authority has been withheld with respect to any matter, are generally not deemed to be entitled to vote for purposes of determining whether stockholders’ approval of that matter has been obtained. If you provide voting instructions, your shares will be voted as you direct. If you do not furnish voting instructions with respect to shares registered in the name of organizations that are not governed by NASDAQ Rule 2251, those shares will not be voted at the meeting because such organizations do not have discretionary voting power. If you do not furnish voting instructions to brokerage firms that are governed by NASDAQ Rule 2251, one of two things can happen, dependent on whether a proposal is “routine.” Under NASDAQ Rule 2251, brokerage firms, banks, broker-dealers and other similar organizations have discretion to cast votes on routine matters, such as the ratification of the appointment of an independent auditor, without voting instructions from their clients. Brokerage firms, banks, broker-dealers and other similar organizations are not permitted, however, to cast votes on “non-routine” matters, such as the election of directors or votes on the compensation of the Company’s named executive officers, without such voting instructions.

With respect to proposal 1 of this proxy statement, in an uncontested election, each director nominee will be elected by a majority of the shares present or represented by proxy and voting at the meeting with respect to his/her election (that is, the number of shares voted “for” that nominee exceeds the number of votes cast “against” that nominee). Virtual attendance at our annual meeting constitutes presence in person for purposes of the vote required under our bylaws. In an uncontested election, any nominee for director who fails to receive a greater number of votes cast “for” such individual’s election than votes cast “against” such election shall promptly tender his or her resignation to our board of diectors following certification of the stockholder vote. The nomination and corporate governance committee of the board will promptly consider the resignation offer and recommend to the board of directors the action to be taken with respect to such offered resignation. The board of directors will consider and act on the nomination and corporate governance committee’s recommendation. Thereafter, the board of directors will disclose promptly its decision whether to accept the director’s resignation and the reasons for the decision, if applicable, in a public filing with the Securities Exchange Commission within 90 days following the date of the certification of the annual meeting election results. Any director tendering a resignation under such circumstances will not participate in the decision-making by the nomination and corporate governance committee or the board of directors regarding whether or not to accept the resignation offer.

With respect to proposals 2 of this proxy statement, the affirmative vote of a majority of shares of our common stock present or represented and voted at the annual meeting is required for approval. With respect to proposal 3 of this proxy statement, the affirmative vote of a majority of shares of our common stock present or represented and voted at the annual meeting is required for approval, although such vote will not be binding on us. Abstentions will have no effect on the outcome of the election of the director nominees and will have the same effect as “no” votes on proposals 2 and 3. Broker “non-votes” will have no effect on any of the proposals. Virtual attendance at our annual meeting constitutes presence in person for purposes of the vote required under our bylaws.

Expenses of Solicitation

We will bear all expenses of this solicitation, including the cost of preparing and mailing this solicitation material. We may reimburse brokerage firms, custodians, nominees, fiduciaries, and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of the company may also solicit proxies by telephone, letter, electronic mail, facsimile or other means of communication. Such directors, officers and employees will not be additionally compensated, but they may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information, as of March 31, 2021, regarding the beneficial ownership of shares of our common stock by (a) each person or entity known by us to own beneficially more than 5% of the outstanding shares of our common stock, (b) each of our “named executive officers,” as described in the 2020 Summary Compensation Table below, (c) each of our director and director nominee, and (d) our directors and executive officers as a group. The address of each of our directors and named executive officers is c/o CEVA, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and generally includes voting power and/or investment power with respect to the shares of common stock. The percentages are based on 22,811,090 shares of our common stock outstanding as of March 31, 2021. Shares of our common stock subject to equity-based awards currently exercisable or exercisable within 60 days of March 31, 2021 are deemed outstanding for purposes of computing the percentage beneficially owned by the person holding the options, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated by footnote, we believe that the persons named in this table, based on information provided by them, have sole voting and investment power with respect to the shares of common stock indicated.

	Shares of Our Common Stock Beneficially Owned		Equity-based Awards Included in Shares of Our Common Stock Beneficially Owned
Name of Beneficial Owner	Number	Percent	Number

BlackRock, Inc. (1)	3,420,274	15.0%	-
The Vanguard Group, Inc. (2)	2,260,590	9.9%	-
Lord, Abbett & Co. LLC (3)	1,215,003	5.3%	-

Directors and Executive Officers
Bernadette Andrietti	2,205	*	-
Eliyahu Ayalon	2,528	*	-
Zvi Limon	2,528	*	-
Jaclyn Liu	1,000	*	-
Maria Marced	4,592	*	-
Peter McManamon	304,677	1.3%	28,000
Sven-Christer Nilsson	21,938	*	-
Louis Silver	114,328	*	91,000
Gideon Wertheizer	76,342	*	-
Yaniv Arieli	40,082	*	-
Issachar Ohana	40,368	*	-
Michael Boukaya	-	*	-
All directors and executive officers as a group (12 persons)	610,588	2.7%	119,000

*	Represents less than 1% of the outstanding shares of common stock.

(1)	BlackRock, Inc. filed a Schedule 13G/A with the Securities and Exchange Commission on January 25, 2021, reporting aggregate beneficial ownership of 3,420,274 shares of our common stock as of December 31, 2020. The information contained in this table is derived from such filing. The address of the reporting person is 55 East 52nd Street, New York, NY 10022.
(2)	The Vanguard Group, Inc. filed a Schedule 13G/A with the Securities and Exchange Commission on February 10, 2021, reporting aggregate beneficial ownership of 2,260,590 shares of our common stock as of December 31, 2020. The information contained in this table is derived from such filing. The address of the reporting person is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	Lord, Abbett & Co. LLC filed a Schedule 13G with the Securities and Exchange Commission on February 12, 2021, reporting beneficial ownership of 1,215,003 shares of our common stock as of December 31, 2020. The information contained in this table is derived from such filing. The address of the reporting persons is 90 Hudson Street, 10th Floor, Jersey City, NJ 07302.

Equity Compensation Plan Information

The following table sets forth certain information regarding our equity compensation plans as of December 31, 2020.

	Number of shares to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Plan Category
Equity compensation plans approved by security holders
CEVA 2003 Director Stock Option Plan	254,500	$23.19	223,738
Options, and SARs under the CEVA 2011 Stock Incentive Plan (1)	24,708	$17.29	—
RSUs under the CEVA 2011 Stock Incentive Plan (1)	810,777	—	1,026,578
RSU Grants to Hillcrest Labs Employees (2)	32,171	—	—
SAR Grants to RivieraWaves Employees (3)	9,861	$15.17	—
CEVA 2002 Employee Stock Purchase Plan	n/a	n/a	334,486
Total	1,132,017	$5.72	1,584,802

(1)

Up to an aggregate 3,200,000 shares of common stock are authorized for grant under the 2011 Plan plus the number of shares that remain available for grant of awards under the 2002 Plan and any shares that would otherwise return to the 2002 Plan as a result of forfeiture, termination or expiration of option and stock appreciation right awards previously granted under the 2002 Plan.

(2)

On July 19, 2019, we issued a total of 52,000 restricted stock units (RSUs) to 22 employees who joined us in connection with our acquisition of the Hillcrest Labs business from InterDigital, Inc. The RSUs were granted as an inducement of employment with us for such 22 employees in accordance with NASDAQ Listing Rule 5635(c)(4).

(3)

On July 7, 2014, we issued a total of 113,000 stock appreciation rights (SARs) to 27 employees who joined us in connection with our acquisition of RivieraWaves SAS. The SARs were granted as an inducement of employment with us for such 27 employees in accordance with NASDAQ Listing Rule 5635(c)(4).

PROPOSAL 1—ELECTION OF NINE DIRECTORS

Unless otherwise instructed, the persons named in the accompanying proxy will vote to elect as directors the nine nominees named below, all of whom are currently directors of CEVA. Each director will be elected to hold office until the 2022 annual meeting of stockholders and until his or her successor is elected and qualified. Each of the nominees has indicated his or her willingness to serve on our board of directors, if elected; however, if any nominee should be unable to serve, the person acting under the proxy may vote the proxy for a substitute nominee designated by our board of directors. Our board of directors has no reason to believe that any of the nominees will be unable to serve if elected.

The following table sets forth certain information with respect to our directors as of March 15, 2021.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years

Bernadette Andrietti(3)	59	2019

Ms. Andrietti has enjoyed a successful thirty plus year career with Intel Corporation, holding various executive positions, most recently as Vice President of Sales and Marketing of the EMEA region from March 2013 to October 2019. Ms. Andrietti holds a Baccalaureat Degree in Mathematics and Physics. She also has an engineering degree in MicroElectronics from ESIEE Paris. We believe Ms. Andrietti’s qualifications to sit on our board include her expertise in sales, marketing and brand management relating to the semiconductor and hi technology industries based on her executive sales and marketing roles within Intel Corporation and her experience in fostering and achieving diversity within the corporate environment.

Eliyahu Ayalon	78	1999

Mr. Ayalon served as chairman of our board of directors from November 2002 to February 2004 and has served as a member of our board of directors since November 1999. Mr. Ayalon also served as our chief executive officer from November 1999 to January 2001. He currently is the chief executive officer of E.E. Ayalon Assets Ltd. Mr. Ayalon served as president and chief executive officer of DSP Group, Inc., a NASDAQ-listed fabless semiconductor company, from April 1996 until April 2005 and from January 2007 to July 2009. Mr. Ayalon also served as a member of the board of directors of DSP Group from April 1996 to May 2013 and as the Chairman of the board of directors of DSP Group from January 2000 to June 2013. Mr. Ayalon is a director and chair of the audit committee of the board of directors of BioView Ltd., a biotech company listed on the Tel Aviv Stock Exchange, a member of the board of governors of Technion – Israel Institute of Technology, and a member of the board of governors of the University of Ariel in Israel. We believe Mr. Ayalon’s qualifications to sit on our board include his senior leadership experience gained from serving in executive positions at high technology and semiconductor companies, his involvement with research and academic institutiotas, his deep understanding of our company, his industry and technical expertise of the semiconductor industry and his board experience at public and private companies within the semiconductor industry.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years

Zvi Limon(1)(2)	62	1999

Mr. Limon has served as a member of our board of directors since November 1999. Since 1999, Mr. Limon has been a general partner at Magma Venture Capital, a consulting and investment advisory firm. From 2006 to June 2013, Mr. Limon was a general partner of Rimon Investment Fund, a consulting and investment advisory firm. He served as chairman of Limon Holdings Ltd., a consulting and investment advisory firm, from October 1993 to July 2000. Mr. Limon was a director of DSP Group from 1999 to 2013, Tefron Ltd, a Tel-Aviv Stock Exchange-listed apparel company, from 2008 to 2013, and various private companies. We believe Mr. Limon’s qualifications to sit on our board include his knowledge of financial markets, as well as financing operations through years of experience providing strategic and investment advisory services to a myriad of companies, his deep understanding of our company and his board experience gained from serving on public and private company boards.

Jaclyn Liu(3)	46	2021

Ms. Liu has served as a member of our board of directors since February 2021. Ms. Liu is a senior Partner at Morrison & Foerster LLP, an international law firm, and has more than 20 years of experience in advising public companies on corporate governance matters, M&A strategies and China matters. She serves as outside general counsel to a number of public companies and provides big‑picture, critical value-adding strategic advice. She formerly served as co-chair of Morrison & Foerster’s Global Corporate Department of over 400 lawyers. Ms. Liu graduated from Harvard Law School. We believe Ms. Liu’s qualifications to sit on our board include her expertise in legal matters, her corporate governance and public company expertise, her extensive M&A expertise and her in-depth knowledge of ESG matters for public companies.

Maria Marced (2)	66	2016

Ms. Marced joined our board of directors in December 2016. She is President of TSMC Europe BV., with responsibility for driving the development, strategy and management of TSMC’s business in Europe. Before joining TSMC, Maria was Senior Vice President and General Manager of Sales and Marketing at NXP Semiconductors/Philips Semiconductors. Maria joined Philips Semiconductor in September 2003 as Senior Vice President and General Manager of the Connected Multimedia Solutions Business Unit overseeing Philips' semiconductor solutions for connected consumer applications. Previous to her work with Philips, Maria was employed at Intel where she developed her professional career for more than 19 years, reaching the top position in the Europe, Middle East and Africa region as Vice President and General Manager. She currently serves as Chairwoman of the EMEA Leadership Council of the GSA (Global Semiconductor Alliance). We believe Ms. Marced’s qualifications to sit on our board include her years of executive experience in the high technology and semiconductor industries, her extensive knowledge of our sales channels, competitors and end markets, her deep understanding of our company and her technical expertise of the semiconductor industry.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years

Peter McManamon	72	2003

Mr. McManamon has served as a member of our board of directors since April 2003 and has served as chairman of our board since May 2005. He was a business advisor with the Enterprise Ireland funded, Stanford University program entitled “Strategic Leadership for CFOs.”  Mr. McManamon served as chief financial officer of Parthus Technologies plc from 1993 until March 2001, executive vice president of corporate development of Parthus Technologies plc from March 2001 until November 2002, a member of the board of directors of Parthus Technologies plc from 1993 until November 2002, and was one of the co-founders of Parthus Technologies plc. From May 2005 to August 2011, Mr. McManamon served as a partner of Atlantic Bridge, an investment company. In September 2011, he was appointed chairman of Atlantic Bridge. In December 2012, he completed his second five year term as a board member of The National Development Finance Agency, and as a member of the Audit Committee of the National Treasury Management Agency, appointments made by the Irish Government. He also served as a director of Openmind Networks, Ltd., a provider of SMS and MMS router solutions for mobile and wholesale operators until September 2017. We believe Mr. McManamon’s qualifications to sit on our board include his qualification as a Chartered Director, his extensive knowledge of our company, products, and strategies through his early involvement with Parthus Technologies, his knowledge of financial markets, financing operations and global organizations through his years of experience providing strategic and investment advisory services to various global companies as a partner of Atlantic Bridge, and his executive management and corporate strategy skills.

Sven-Christer Nilsson(1)(3)	76	2002

Mr. Nilsson has served as a member of our board of directors since November 2002. He served as a member of the board of directors of Parthus Technologies plc from March 2000 until November 2002. Mr. Nilsson is the founder and owner of RIPASSO AB since August 1999. Between 1982 and 1999 he held various positions with The Ericsson Group, the telecommunications equipment supplier, including president, Ericsson Radio Systems (Sweden), vice president, Mobile Switching Systems, executive vice president, Cellular Systems-American Standards, and, from 1998, President and Chief Executive Officer. Currently Mr. Nilsson serves as a member of the board of directors of MagleChemoswed AB, a Swedish medical device developer and manufacturer. Mr. Nilsson has a long tenure of board service with listed companies and government organizations, including AssaAbloy AB, the worldwide securities and locks company (2001-2015), SprintNextel Corporation (2008-2013), Swedish ICT Research AB, an industrial research institute (Chair 2003-2009), The (Swedish) Public Service Broadcasting Foundation (Chair 2003-2011) and The Swedish Defence Materiel Authority (Chair 2012-2017). He also is a member of the Royal Swedish Academy of Engineering Sciences and of the Royal Swedish Academy of War Sciences. We believe Mr. Nilsson’s qualifications to sit on our board include his senior leadership experience through his executive management roles at The Ericsson Group, his corporate governance expertise and stewardship as a result of his various directorships, including SprintNextel Corporation and AssaAbloy AB, his deep understanding of our company, his extensive knowledge of our sales channels, competitors and end markets, and his technical expertise of the baseband market, which is a market that we derive a significant portion of our revenues.

Name	Age	Director Since	Principal Occupation, Other Business Experience and Other Directorships During the Past Five Years

Louis Silver(1)(2)	67	2002

Mr. Silver has served as a member of our board of directors since April 2002. He is currently a corporate advisor and serves as Managing Director of Alba Capital S. A. and Wicklow Corp., private holding investment companies. From April 2005 until April 2015, Mr. Silver was a principal at RP Capital Group, an alternative investment firm focused on investment opportunities in EEMEA. Mr. Silver was a director of DSP Group until May 2012, and director of Scopus Video Networks Ltd., a former NASDAQ-listed company, until December 2008. We believe Mr. Silver’s qualifications to sit on our board include his corporate legal experience which can assist the board in fulfilling its oversight responsibilities regarding legal and regulatory compliance, his years of experience providing strategic and investment advisory services to companies and his public company experience which allows him to understand the dynamics of the board overseeing an ever-changing mix of strategic, operational and compliance-related matters.

Gideon Wertheizer	64	2010

Mr. Wertheizer has served as a member of our board of directors since January 2010. He has held the position of our Chief Executive Officer since May 2005. Mr. Wertheizer has 34 years of experience in the semiconductor and Silicon Intellectual Property (SIP) industries. He previously served as our executive vice president and general manager of the DSP business unit. Prior to joining us in November 2002, Mr. Wertheizer held various executive positions at DSP Group, Inc., including such roles as executive vice president – strategic business development, vice president for marketing and vice president of VLSI design. Mr. Wertheizer holds a BsC for electrical engineering from Ben Gurion University in Israel and executive MBA from Bradford University in the United Kingdom. We believe Mr. Wertheizer’s qualifications to sit on our board include his years of executive experience in the high technology and semiconductor industries, as well as his deep understanding of our company, people and products acquired as our Chief Executive Officer.

(1)         Member of audit committee.

(2)         Member of compensation committee.

(3)         Member of nomination and corporate governance committee.

CORPORATE GOVERNANCE

Corporate Governance Overview

Our board of directors is committed to strong and effective corporate governance, and, as a result, it regularly monitors our corporate governance policies and practices to ensure compliance with applicable laws, regulations and rules, as well as best practices.

Our corporate governance program features the following:

●	We have an independent chairman of the board;

●	All of our directors, other than our CEO, are independent;

●	All of our board members are up for election annually;

●	We have a majority voting standard for the election of directors;

●	We have a board of directors with deep industry expertise;

●	We have enhanced diversity on our board with the appointment of three female directors in the last four years, one of whom is Asian American;

●	We periodically review succession planning for our Chief Executive Officer and other Board members;

●	We have a robust stockholder engagement program;

●	We have no stockholder rights plan in place;

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Our board committees regularly review and update, as necessary, the committee charters, which clearly establish the roles and responsibilities of each such committee, and such charters are posted on our website for review;

●	Our board generally has an executive session among our non-employee and independent directors after every board meeting;

●	Our board enjoys unrestricted access to the company’s management, employees and professional advisers;

●	We have a code of business conduct and ethics that is reviewed regularly for best practices and is posted on our website for review;

●	We have a clear set of corporate governance guidelines that is reviewed regularly for best practices and is posted on our website for review;

●	We focus on employee engagement and retention;

●	We are committed to corporate and social responsibility;

●	We provide board oversight and leadership on environmental, social and governance issues;

●	We have adopted a sustainability policy covering, data privacy and security, resource conservation and recycling, environmental policy and employees, which is posted on our website for review;

●	We conduct an annual say-on-pay vote;

●	Our charter documents have no supermajority voting provisions;

●	Our insider trading policy prohibits hedging, pledging or shorting of our stock by all of our employees, including executive officers, and directors;

●	None of our board members is serving on an excessive number of public company boards;

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We have established stock ownership requirements for our named executive officers and all of our directors to ensure that their interests remain aligned with the interests of the company and our stockholders;

●	There are no family relationships among any of our directors or executive officers;

●	Our board performs an annual self-assessment, led by the chair of the nomination and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations; and

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Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination, which transaction requires the affirmative vote of a majority of the outstanding shares.

Board Leadership Structure

Our board of directors has a chairman who is a non-employee director. Our chairman is responsible for chairing board meetings and meetings of stockholders, assisting management in setting the agendas for board meetings, providing information to the board members in advance of meetings and between meetings and providing guidance to our Chief Executive Officer on corporate strategies. Our Chief Executive Officer joined as a member of our board in January 2010. Our Chief Executive Officer is responsible for implementing the strategic direction of the company and the day to day leadership and performance of the company. Our board of directors unanimously appointed our Chief Executive Officer to the board in consideration of the insights he brings to the board in light of his day to day leadership of the company and intimate knowledge of our business, operations, technology and sale channels.

The Board’s Role in Risk Oversight

Our board of directors utilizes an enterprise-wide approach to risk management, designed to support the achievement of business objectives, including organizational and strategic objectives, improve long-term organizational performance and enhance stockholder value. The involvement of the full board in setting our business strategy is a key part of its assessment of management’s plans to deal with business risks and determination of what constitutes an appropriate level of risk for the company. While our board has risk oversight responsibility, management is responsible for assessing and managing material risk exposures. Our board’s role in the company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the company, including operational, financial, legal and regulatory, cybersecurity, and strategic and reputational risks. While the full board has the ultimate oversight responsibility for the risk management process, various committees of the board also have responsibility for risk management. For example, financial, legal, IT, cybercurity and general business risks, including internal controls and oversight of management’s maintenance of the corporate risk register, are overseen by the audit committee. Risks that may be implicated by our executive compensation programs are overseen by the compensation committee and from time to time by the nomination and corporate governance committee. Upon identification of a risk, the assigned board committee or the full board discuss or review risk management and risk mitigation strategies. Additional review or reporting on enterprise risks is conducted as needed or as requested by the board or committee.

Director Independence

Our board of directors has determined that all members of the board, except Mr. Wertheizer, who is our Chief Executive Officer, are independent pursuant to the NASDAQ listing rules. In making this determination, our board of directors considered transactions and relationships between each director or his or her immediate family and the company and our subsidiaries, including those reported in the section below captioned, “Transactions with Related Parties.” The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. As a result of this review, our board affirmatively determined that all of our directors, except Mr. Wertheizer, who is our Chief Executive Officer, are independent under the standards set forth by the NASDAQ listing rules.

Relationships among Directors or Executive Officers

There are no family relationships among any of our directors or executive officers.

Board of Directors Meetings

Our board of directors met four times in meetings or telephonically during 2020 and acted by written consent twice in 2020. All directors attended at least 75% of the meetings of our board of directors. It is the policy of our board that the independent directors shall meet separately with no members of management present in executive sessions on a routine basis, but no less than twice annually, to review and discuss, among other things, the company’s strategy, performance and management effectiveness.

Board Committees

Our board of directors has standing audit, compensation, and nomination and corporate governance committees – each of which operates under a charter that has been approved by the board. Current copies of each of the audit, compensation and nomination and corporate governance committee’s charters are posted on the corporate governance section of our website, www.ceva-dsp.com. Our board also has an ad hoc investment committee.

The primary purpose of the audit committee is to assist the board of directors in fulfilling its responsibility to oversee the accounting and financial reporting processes of CEVA and audits of the financial statements of CEVA. The members of the audit committee are Zvi Limon, Sven-Christer Nilsson and Louis Silver. Mr. Silver serves as the chairman of the audit committee. Mr. Nilsson has been determined as the audit committee financial expert. The audit committee met five times in meetings or telephonically during 2020. All of the members of the audit committee are independent as defined by the NASDAQ listing standards and as defined under the independence requirements of Rule 10A-3 under the Exchange Act.

The primary purposes of the compensation committee are to discharge the responsibilities of the board of directors relating to compensation of CEVA’s executive officers, to make recommendations with respect to new incentive compensation and equity-based plans and to make recommendations regarding director compensation and administration of CEVA’s equity compensation plans. The members of the compensation committee are Zvi Limon, Maria Marced and Lou Silver (effective from March 2021). Mr. Limon serves as the chairman of the compensation committee. Bruce Mann served as a member of the compensation committee until his retirement on February 15, 2021. The compensation committee met four times in meetings or telephonically in 2020 and acted by written consent four times in 2020. All of the members of the compensation committee are independent as defined by the NASDAQ listing standards.

The primary purpose of the nomination and corporate governance committee is to recommend to the board of directors the persons to be nominated for election as directors at any meeting of stockholders; develop and recommend to the board of directors a set of corporate governance principles applicable to CEVA and to oversee the evaluation of the board of directors and management. The members of the nomination and corporate governance committee are Sven-Christer Nilsson, Jaclyn Liu and Bernadette Andrietti (both effective from March 2021). Mr. Nilsson serves as the chairman of the committee. Bruce Mann served as a member of the nomination and corporate governance committee until his retirement on February 15, 2021. The nomination and corporate governance committee met two times in meetings or telephonically in 2020. All members of the nomination and corporate governance committee are independent, as defined by the NASDAQ listing standards.

Audit Committee

The audit committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent auditor;

●	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from independent auditors;

●	reviewing and approving non-audit related services performed by the independent auditor;

●	evaluating the performance of and assessing the qualifications of the independent auditors;

●	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

●	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

●	discussing our risk management policies;

●	evaluating and monitoring our cybersecurity policies and controls;

●	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our internal auditing staff, independent auditors and management; and

●	preparing the audit committee report required by SEC rules.

Audit Committee Financial Expert

Our board of directors has determined that Mr. Nilsson qualifies as an audit committee financial expert, as defined by the applicable rules of the Exchange Act, pursuant to the fact that, among other things, he was the Chief Executive Officer and President of The Ericsson Group, and in those capacities had acquired the relevant experience and expertise and has the attributes set forth in the applicable rules as being required for an audit committee financial expert. Furthermore, each member of our audit committee has demonstrated that he is capable of (i) understanding generally accepted accounting principles (“GAAP”) and financial statements, (ii) assessing the general application of GAAP principles in connection with the accounting for estimates, accruals and reserves, (iii) analyzing and evaluating financial statements, (iv) understanding internal controls and procedures for financial reporting, and (v) understanding audit committee functions.

Compensation Committee

The compensation committee’s responsibilities include:

●	determining the compensation of the executive officers, including the Chief Executive Officer;

●	reviewing and making recommendations to the board with respect to our cash and equity incentive plans;

●	reviewing and making recommendations to the board with respect to director compensation; and

●	administering CEVA’s equity incentive plans.

Nomination and Corporate Governance Committee

The nomination and corporate governance committee’s responsibilities include identifying individuals qualified to become board members and recommending to the board the persons to be nominated for election as directors and to each of the board’s committees. The committee assists the board in all matters relating to the establishment, implementation and monitoring of policies and processes regarding the recruitment and nomination of candidates to the board and committees of the board, and the development, evaluation and monitoring of our corporate governance processes and principles. The committee also is responsible for developing, implementing and monitoring compliance of our code of business conduct and ethics, and corporate guidelines and making recommendations to the board of revisions to the code and the guidelines from time to time as appropriate.

Director Annual Evaluation

It is important to the company that the board and its committees are performing effectively and in the best interest of the company and its stockholders. The board performs an annual self-assessment, led by the chair of the nomination and corporate governance committee, to evaluate its effectiveness in fulfilling its obligations. As part of this annual self-assessment, directors are able to provide feedback on the performance of other directors. The chair of the nomination and corporate governance committee then follows up on this feedback and takes such further action as he deems appropriate.

Director Candidates

The process to be followed by the nomination and corporate governance committee to identify and evaluate director candidates includes requests to board members and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the board.

In considering whether to recommend any particular candidate for inclusion in our board’s slate of recommended director nominees, the nomination and corporate governance committee only considers candidates who have demonstrated executive experience, have experience in an applicable industry, or significant high level experience in accounting, legal or an applicable technical field. Other criteria will include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diversity, diligence, conflicts of interest and the ability to act in the interests of all stockholders. The committee will not assign specific weights to particular criteria and no particular criterion is a prerequisite for each prospective nominee. We believe that the backgrounds and qualifications of our directors, considered as a group, should provide a composite mix of experience, knowledge and abilities that will allow the board to fulfill its responsibilities.

The nomination and corporate governance committee has adopted a policy of accepting recommendations from stockholders for consideration as potential director candidates. Stockholders who wish to submit a recommendation for potential director candidate for consideration should follow the procedures set forth under “Stockholder Proposals for 2022 annual meeting and Nominations of Persons for Election to the Board of Directors.” Assuming that appropriate biographical and background material has been provided on a timely basis, the committee will evaluate stockholder-recommended candidates by following substantially the same process, and applying substantially the same criteria, as it follows for candidates submitted by others. If the board determines to nominate a stockholder-recommended candidate and recommends his or her election, then his or her name will be included in our proxy materials for the next annual meeting.

Stockholders also have the right under our by-laws to directly nominate director candidates, without any action or recommendation on the part of the nomination and corporate governance committee or the board, by following the procedures set forth under “Stockholder Proposals for 2022 annual meeting and Nominations of Persons for Election to the Board of Directors.”

We have not received a director nominee recommendation from any stockholder (or group of stockholders) that beneficially owns more than five percent of our common stock.

Director Diversity

Our board of directors is committed to actively seek women and minority director candidates for consideration. One third of our board are comprised of women. Our board values diversity and diversity is one of the factors considered by our nomination and corporate governance committee in the director identification and nomination process. The nomination and corporate governance committee seeks to have a slate of candidates for election that represents a diverse set of views, experiences, professions, education, skills, geographic representation and backgrounds.

Leadership Succession

Our board of directors is committed to adding new directors to infuse new ideas and fresh perspectives in the boardroom. As part of our board’s succession planning, the nomination and corporate governance committee and our board regularly review the composition of the board and assess the balance of knowledge, experience, skills, expertise, tenure and diversity that is appropriate for the board and the company. In that regard, we added Ms.  Andrietti to our board in 2019 and Ms. Liu in 2021.

Our board of directors also plans for succession to the position of Chief Executive Officer. To assist the board with its review, our Chief Executive Officer periodically provides the board with an assessment of senior executives and their potential to succeed to the position of Chief Executive Officer. For example, the board appointed Mr. Boukaya as our Chief Operating Officer in April 2019 after years of mentoring by our Chief Executive Officer to prepare him for such a position. Our Chief Executive Officer also provides the board with an assessment of potential successors to key positions. In addition, Dana Maor Megiddo, a seasoned human resources executive with years of experience joined the company in 2020 and is helping to reshape the company’s processes for promotion of its employees, workforce training and the identification of the next generation of leaderships with in the company. Furthermore, through invitation to its meetings and access to key employees, our board of directors has the opportunity to meet with leaders of our company and conduct its own analysis of the company’s culture and employees.

Board Tenure

Our board of directors recognizes that its current members have served on the board of directors for various tenures, with the shortest tenure being less than one year, but with many other directors serving for 10 years or more. Our board of directors believes that the board represents a balance of industry, technical and financial experiences, which provide effective guidance and oversight to management. Our governance policies reflect our belief that directors should not be subject to term limits. While term limits could facilitate fresh ideas and viewpoints being consistently brought to the board, we believe they are counterbalanced by the disadvantage of causing the loss of a director who over a period of time has developed insight into our strategies, operations, and risks and continues to provide valuable contributions to board deliberations. Nonetheless, we have heard our stockholders’ desire for board refreshment. Our board of directors is committed to adding new directors to infuse new ideas and fresh perspectives in the boardroom. Our nomination and corporate governance committee assesses the continuing independence of long-tenured directors from management as part of its determination on whether to nominate an incumbent director for re-election. In addition to the retirement of Mr. Mann, we have undertaken various steps to augment our current board tenure, including the appointment of Ms. Andrietti to our board in 2019 and Ms. Liu in 2021. We will continue to monitor board tenure and consider changes as appropriate.

Stockholder Engagement

Our board of directors and management focus on creating long-term, sustainable stockholder value. Key to this goal is stockholder engagement at conferences and in one-on-one meetings to discuss our financial performance, corporate governance practices, executive compensation programs and other matters. Our conversations with stockholders allow us to better understand our stockholders’ perspectives and provide us with useful feedback to calibrate our priorities.

Since 2019, we undertake a comprehensive, annual stockholder engagement process to gain insights into our stockholders’ concerns and identify areas for improvement within our executive compensation program and corporate governance matters generally. In accordance with the importance that our board of directors places on stockholder engagement, the chair of our board of directors, Peter McManamon, conducts the stockholder outreach with assistance from management. In 2021, our chairman reached out to our 19 largest stockholders (who at the time owned approximately 62% of our issued and outstanding common stock) in a letter summarizing recent developments of the company and offered to listen to their perspectives and concerns, if any, in follow-up, individualized engagements. Stockholders, who at the time owned approximately 35% of our issued and outstanding common stock responded to Mr. McManamon’s letter and engaged with Mr. McManamon to provide him with their perspectives and viewpoints.

We welcomed the feedback we received during our engagement with our stockholders. The table below describes what we heard from our stockholders and how we implemented improvements to address our stockholders’ feedback.

What We Heard	How We Responded
Long-term incentive awards should be more performance-based.

Starting from 2020, a substantial amount of the equity compensation for our Chief Executive Officer, and all of the equity compensation for our other executive officers, has been in the form of performace-based stock units. Moverover, in 2020, a group of key employees were granted equity compensation with vesting subject to performance-based metrics.

We should consider board tenure.

Our board of directors is committed to adding new directors to infuse new ideas and fresh perspectives in the boardroom. In addition to the appointment of Ms. Andrietti to our board in 2019, we added Ms. Liu to to our board in 2021. We are considering undertaking additional steps to augment our current board composition in consideration of our current board tenure. We added Ms. Andrietti to our board in 2019 in consideration of her expertise in sales, marketing and brand management relating to the semiconductor and hi technology industries, and her experience in fostering and achieving diversity within the corporate environment. We added Ms. Liu to our board in 2021 in consideration of her expertise in corporate governance, M&A and ESG matters for public companies.

Consider ESG matters that are material to our business.

We provide board oversight and leadership on environmental, social and governance issues. We also set up a taskforce within the company to oversee the creation of an ESG framework. We distilled our viewpoint and commitment to being a responsible corporate citizen in advancing environmental, social and governance initiatives in our sustainable policy, which is posted on the company section of our web site at www.ceva-dsp.com/sustainability.

The board has focused on corporate governace and human capital management as two priorities within ESG.

We should focus on workforce engagement and retention matters that are material to our business.

Dana Maor Megiddo, a seasoned human resources executive with years of experience, joined the company in 2020 and is helping to reshape the company’s processes for promotion of its employees, workforce training and the identification of the next generation of leaderships with in the company. She is undertaking an enhancement of our performance review process that promotes innovation and team work. We are also increasing our ability to differentiate top performers and are actively encouraging new ways of thinking that support a performance oriented mindset. The compensation committee is responsible for overseeing culture and human capital, and our management team is held accountable by the board for making meaningful progress.

Furthermore, Ms. Andrietti currently serves on the board of Cercle InterElles association, a leadership network of 15 companies in the technology and science fields dedicated to closing the gender gap in these fields and to promoting women leadership. Her expertise in this area provides guidance to management on promotion of diversity in the workforce.

Communicating with the Independent Directors by Stockholders

The board will give appropriate attention to written communications that are submitted by stockholders, and will respond if and as appropriate. The chairman of the nomination and corporate governance committee, with the assistance of our corporate secretary, is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as he considers appropriate.

Communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the chairman of the nomination and corporate governance committee or the corporate secretary considers to be important for the directors to know. In general, communications relating to corporate governance and long-term corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the board should address such communications to Board of Directors c/o Corporate Secretary, CEVA, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850.

Prohibition on Pledging and Hedging of Company Securities

Pursuant to our insider trading policy, all employees of the company, including executive officers, as well as directors, are prohibited from engaging in short-term or speculative securities transactions with respect to the our common stock, such as short sales, puts, calls and other exchange-traded derivatives. Since the inception of the policy, no director or executive officer has pledged or hedged any company shares. Nonetheless, in 2020, the board of directors enhanced the policy to eliminate the availability of any waiver for pledging or hedging by directors and employees, including executive officers.

Code of Business Conduct and Ethics

Our board of directors adopted a code of business conduct and ethics. This code applies to all of our employees and is posted on the corporate governance section of our website at www.ceva-dsp.com. The code satisfies the requirements under the Sarbanes-Oxley Act of 2002, NASDAQ rules applicable to issuers listed on the NASDAQ Market and the Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). The code, among other things, addresses issues relating to conflicts of interests, including internal reporting of violations and disclosures, and compliance with applicable laws, rules and regulations. The purpose of the code is to deter wrongdoing and to promote, among other things, honest and ethical conduct and to ensure to the greatest possible extent that our business is conducted in a legal and ethical manner. Any waivers to the code with respect to our executive officers and directors may be granted only by the audit committee. Any waivers to the code with respect to the remainder of the employees may be granted by the corporate compliance officer, which is currently our Chief Financial Officer. Any waivers to the code and any amendments to the code applicable to our Chief Executive Officer, Chief Financial Officer, principal accounting officer, controller or persons performing similar functions, will be posted on our website.

Our audit committee has also established procedures for (a) the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters, as well as any other complaints, and (b) the confidential, anonymous submission via a third party vendor by our employees of concerns regarding questionable accounting or auditing matters, as well as any other complaints.

Environmental, Social and Governance (ESG)

We are committed to being a responsible corporate citizen in advancing environmental, social and governance initiatives. We recognize that certain ESG issues can have real financial impact over the long-term. This is why we are proactively working to better understand and manage ESG risks and opportunities that are relevant to our business. In that regard, our board of directors determined that the management and oversight of ESG matters are critical responsibilities of the board. In addition, we set up a taskforce within the company to oversee the creation of an ESG framework. Using the technology and communication sector (semiconductor industry) standards issued by the Sustainability Accounting Standards Board as a guidepost, our ESG framework addresses environmental controls, resource conservation and recycling, employee engagement, diversity and inclusion, employee health and safety, corporate governance and business ethics.

Environmental

We operate environmentally responsible practices within our business, recognizing our responsibility to our customers, stockholders, suppliers, employees and society at large. We are committed to protecting the environment and to operate our business sustainably. We strive to comply with regulatory and industry standards at all of our locations of business and expect all of our employees, vendors and visitors to act in an environmentally responsible manner and reduce carbon footprint. We recognize that this is a constant commitment and we endeavor to improve our operations through constant assessment with the goal of environmental sustainability in mind.

By the very nature of our business as an IP developer and licensor of low-power signal processing technologies, our operations have a lower impact on the environment than traditional semiconductor businesses. We do not manufacture any products or purchase harmful chemicals that might have a negative impact on the environment, such as ozone-depleting chemicals (ODCs). Instead, we provide our customers with the blueprints required to develop chips that are smaller, cheaper, require less power (in some cases battery-free and even energy-harvesting) and have a positive impact on the wider environment. In fact, our technologies are energy-saving by design, always seeking to be lower power than the existing or alternative solutions in the market.

Nevertheless, we recognize that our operations do have an impact on the environment through our energy consumption and general day-to-day office operations which generate waste and require water. We will continue to measure and endeavor to reduce our energy usage per capita at each of our sites and implement wasteful practices wherever possible.

The tenets of our environmental initiative are:

●	People: Promoting and sustaining an employee culture that embraces environmental stewardship, including educating our employees on sustainability at home, work and in the community at large.

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Environmental controls: Reducing energy usage and carbon footprint, and minimizing our impact on the environment, including, even prior to the COVID-19 pandemic, implementation of systems and processes to enable our employees to work from home, company-wide adoption of video conferencing and a dedicated VPN for our R&D engineers to streamline collaboration efforts, as well as the promotion of video conferencing for our sales and marketing teams to connect with customers where possible, thereby reducing customer-related travel.

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Resource conservation measures: Eliminating wasteful practices wherever possible, including retrofitting our office spaces for energy efficiency and water conservation, using energy saving lighting and establishing other energy reduction programs and projects. As an example, over the last few years, we have changed all our office lighting to energy efficient LED bulbs and have seen significant energy savings and improvement in lighting quality in our employees’ workspaces.

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Recycling: Promoting and managing recycling programs to reduce waste. For example, our IT teams in all our offices worldwide recycle unwanted electronic goods as required, using specialized local recycling companies in each region. Furthermore, in some locations, we employ initiatives to recycle electronics in novel ways, as well as paper, plastic bottels and cans. In our Israel office, for example, once a year, we invite our employees to take home any old IT equipment for their personal use, reducing their need to buy similar equipment for their homes, and we also donate some of this equipment to the needy.

●	Energy-efficient technology: Our prodcuts are designed for low power consumption. We set and track targets for energy consumption for each of our hardware and software technologies.

Social (Human Capital Management)

Our social commitment is reflected through our employees and our corporate culture. Our organization’s culture can be described as an open, interactive and team oriented work philosophy where everyone’s contribution is welcome and valued. We recognize that our employees are vital to the company success and we openly encourage our employees to develop their skills while working with the company. We endeavor to create a culture of innovation and inspiration where employees feel a strong sense of community and collective pride in the company’s success through policies that promote employee well being, encourage employee health and fitness, and promote personal and career development.

We have three main company values and these were developed to help us deliver commitments made to employees and customers:

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Respect for the individual: This means treating everyone with dignity and as individuals. Having an open atmosphere where communication gives everybody the opportunity to contribute. Ensuring all employees commit to the company policy on equality. We strive to advance diversity and inclusion through various talent acquisition programs to attract, retain and develop a diverse, highly skilled work force. We are also committed to a respectful work environment free of physical and verbal harassment. We work to minimize the risks associated with the tasks our employees perform, and we take our responsibility for our employees’ health and safety very seriously.

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Ethics and professionalism: This means committing to an environment of trust and honesty. Ensuring our employees act with integrity in all aspects of business, understand company policies and procedures, and respect the values and culture of our diverse workforce.

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Business and customer focus: Our engineering teams strive to achieve the highest quality designs and support success for themselves, the company as a whole and our customers. This success translates into technology leadership, employee satisfaction and business achievements, together with our customers.

Particularly, we are committed to equal opportunity and strive to reflect the diversity of the communities where we do business. We invest in building diverse talent pools and providing training to improve skill levels, where appropriate. We prohibit discrimination based on race, color, national origin, religion, religious creed, ancestry, sex, gender, gender identity, gender expression, sexual orientation, age, marital status, mental and/or physical disability, medical condition as defined by applicable law, military service or veteran status, genetic information, pregnancy, childbirth and related medical conditions, or any other category protected by applicable law. The electronic engineering sector in general performs poorly in terms of gender diversity. At CEVA, we are actively trying to improve gender diversity, both at Board level and within the workforce. Female representation on our board of directors is 33% (3 out of 9 directors), and female representation in our workforce overall is 21% as of December 31, 2020 (86 out of 404 employees). In 2020 compared to 2019 and overall in the last two years 2020 and 2019 combined, the run rate of hiring females at CEVA was higher than men. 16% and 21% for female, compared to 10% and 17% for men, both respectively We are committed to continuing to raise awareness amongst women, both inside and outside the company, about the exciting opportunities available to them at CEVA and to encourage them to embark on a career with us.

Our human capital successes are evident in the number and quality of hires we have made. Reinforcement of the culture we are building comes through engagement with our employees, the reward principles we apply to compensation and promotion decisions and through our various talent development initiatives. Our board of directors is actively engaged in human capital management. Our board periodically reviews management succession plans. More broadly, the board is regularly updated and consulted on key talent hires, as well as the company’s human capital strategy. This strategy is continuously refined based on business drivers and the overall environment for talent.

Governance

With respect to corporate governance, as noted in this proxy statement, our board of directors is composed of all independent directors except for our Chief Executive Officer. We have annual director election based on a majority voting standard. We have director and executive officer stock ownership requirement and a prohibition on pledging and hedging of our stock. Our board has executive sessions generally after all board meetings and our nomination and corporate governance committee conducts annual board evaluations. We have various stockholder protections, including voting rights for all shares, no poison pill and no supermajority voting provisions. Finally, we have a culture of high integrity and business ethics which starts with our code of conduct and business ethics. We have procedures to address compliance and ensure awareness of our policies and expectations for ethical behavior. We conduct quarterly communication meetings on a world-wide basis to update all employees on our financial, business and technology achivements and reinforce ourcorporate goals and values. See additional details about our corporate governance policies under the section titled “Corporate Governance Overview” as illustration of our board’s commitment to strong and effective corporate governance.

Our sustainable policy, which reflects our core values, is posted on the company section of our web site at www.ceva-dsp.com/sustainability.

Workforce and COVID-19

Our commitment to our employees and our organization’s culture became ever more important as we responded to the challenges of the COVID-19 pandemic. Like many companies around the world, we facilitated the majority of our employees to work from home and have since adopted a hybrid model that provides flexibility to each employee’s circumstances. At CEVA, we recognize all of our employees’ needs and concerns, and have adopted flexible working arrangements to ensure they remain in good health and secure in the knowledge that they have the full support of the company and its resources. We arranged for technical support and various office supplies to be delivered to employees to enable the best work-from-home environment to ensure productivity and wellbeing. We use a range of technologies, including Zoom, Microsoft Teams and Skype, to communicate with our employees, conduct welfare activities, provide online training and recruit new employees to CEVA. Through the hard work and dedication of our employees, our business has gone from strength to strength during this uncertain period.

Cybersecurity and Data Protection

We take various measures to ensure the integrity of our systems, including implementation of security controls and regular training of our employees with respect to measures we can take to enable us to thwart cybersecurity attacks. While the full board has the ultimate oversight responsibility, our audit committee review the risk management processes relating to cybercurity on a regular basis. Further, all of our employees are trained at least annually on our information security procedures.

Director Attendance at Stockholder Meetings

We have adopted a guideline providing that, in light of the geographic dispersion of our directors, the directors’ attendance at the annual meeting of stockholders is encouraged but not required. Our 2020 annual meeting of stockholders was conducted virtually due to COVID-19 travel restrictions and safety of the board memebrs and management, and was attended by all directors except Bruce Mann, whose absence related to time zone differences.

Transactions with Related Parties

One of our directors, Jaclyn Liu, is a senior partner of Morrison & Foerster LLP, our outside legal counsel. Agregate fees paid to Morrison & Foerster LLP for the year ended December 31, 2020 were approximately $462,000.

We have entered into indemnification agreements with each of our directors and executive officers. Such agreements require us to indemnify such individuals to the fullest extent permitted by Delaware law.

Review, Approval or Ratification of Transactions with Related Persons

We have adopted a written policy regarding related person transactions which is incorporated in the charter of the audit committee. Pursuant to this policy, our audit committee must review and approve any such transactions. There were no related party transactions in 2020.

Legal Proceedings

To our knowledge, no material proceedings exist to which any director, officer or affiliate of CEVA, any owner of record or beneficially of more than 5% of any class of voting securities of CEVA, or any associate of any such director, officer, affiliate of CEVA, or security holder is a party adverse to us or any of our subsidiaries or has a material interest adverse to us or any of our subsidiaries.

No Supermajority Vote on Approval of Mergers or Other Business Combinations

Our corporate governance documents do not contain a supermajority standard for the approval of a merger or a business combination. Such transactions require the affirmative vote of a majority of the outstanding shares.

Corporate Governance Guidelines

Our board of directors adopted a set of corporate governance guidelines which set forth the practices our board follows with respect to, among other things, the composition of the board and board committees, director responsibilities, director continuing education and performance evaluation of the board. The guidelines are posted on the IR section of our web site at www.ceva-dsp.com.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to our executive officers as of March 31, 2021.

Name	Age	Business Experience

Gideon Wertheizer	64

Mr. Wertheizer has served as our Chief Executive Officer since May 2005. He joined our board of directors in January 2010. Mr. Wertheizer has 35 years of experience in the semiconductor and Silicon Intellectual Property (SIP) industries. He previously served as the Executive Vice President and General Manager of the DSP business unit at CEVA. Prior to joining CEVA in November 2002, Mr. Wertheizer held various executive positions at DSP Group, Inc., including such roles as Executive VP - Strategic Business Development, Vice President for Marketing and Vice President of VLSI design. Mr. Wertheizer holds a BsC for electrical engineering from Ben Gurion University in Israel and executive MBA from Bradford University in the United Kingdom.

Yaniv Arieli	52

Mr. Arieli has served as our Chief Financial Officer since May 2005. Prior to his current position, Mr. Arieli served as President of U.S. Operations and Director of Investor Relations of DSP Group beginning in August 2002 and Vice President of Finance, Chief Financial Officer and Secretary of DSP Group’s DSP Cores Licensing Division prior to that time. Before joining DSP Group in 1997, Mr. Arieli served as an account manager and certified public accountant at Kesselman & Kesselman, a member of PricewaterhouseCoopers, a leading accounting firm. Mr. Arieli is a CPA and holds a B.A. in Accounting and Economics from Haifa University in Israel and an M.B.A. from Newport University and is also a member of the National Investor Relation Institute.

Issachar Ohana	55

Mr. Ohana has served as our Vice President, Worldwide Sales, since November 2002 and our Executive Vice President, Worldwide Sales, since July 2006. Prior to joining CEVA in November 2002, Mr. Ohana was with DSP Group beginning in August 1994 as a VLSI design engineer. He was appointed Project Manager of DSP Group’s research and development in July 1995, Director of Core Licensing in August 1998, and Vice President—Sales of the Core Licensing Division in May 2000. Mr. Ohana holds a B.Sc. in Electrical and Computer Engineering from Ben Gurion University in Israel and an MBA from Bradford University in the United Kingdom.

Michael Boukaya	46

Mr. Boukaya has served as our Chief Operating Officer since April 4, 2019. Previously, he served as Vice President and General Manager of Wireless Business Unit from October 2014 to April 2019, and VP and Chief Architect with overall responsibility for the research and development of next generation DSP Cores, wireless platform architectures and multimedia processors from January 2006 to October 2014. Prior to joining CEVA, he was with the DSP Group since 1998, holding different engineering and R&D management positions. Mr. Boukaya holds a B.Sc. in Electronic Engineering from Technion Technology Institute and graduated from Executive Program of Stanford Graduate School of Business. He holds several patents on DSP Technology.

EXECUTIVE COMPENSATION

Compensation Discussion & Analysis

Overview of Compensation Philosophy and Objectives

We operate in a very competitive, dynamic and challenging industry. The compensation committee, which establishes our compensation policy, seeks to achieve the following three broad goals in connection with our executive compensation program:

●	enable CEVA to attract and retain qualified executive officers;

●

create a performance-oriented environment by rewarding executive officers for the achievement of CEVA’s business objectives, both short-term and long-term, and achievement within an individual executive officers’ particular area of responsibility; and

●

provide executive officers with equity incentives in CEVA so as to link a portion of an executive officer’s compensation with the positive performance of the company as reflected in CEVA’s common stock and strategic goals.

We believe that our executive officers’ compensation should not be based on the short-term performance of our stock, whether favorable or unfavorable, but rather that the price of our stock will, in the long-term, reflect our operating performance and ultimately the management of the company by our executive officers. Our policy for allocating between short-term and long-term compensation is to ensure adequate base compensation to attract and retain key personnel, while providing incentives to maximize long-term value for our company and our stockholders. We further believe that our executive officers’ total annual cash compensation should vary with the company’s performance and that the higher an executive officer’s level of responsibility within the company, the greater the percentage of such executive officer’s compensation should be tied to the company’s performance. However, notwithstanding the above principles, we rely upon judgment and not upon rigid guidelines or formulas in determining the amount and mix of compensation elements for each executive officer.

The compensation committee believes that the company’s executive compensation program closely links to the company’s business strategies, aligns pay with performance and reflects competitive practices regarding executive compensation.

The compensation committee, which is comprised solely of independent, non-employee board members, has the authority and responsibility to establish our overall compensation strategy, including reviewing, analyzing and approving the compensation structure for our Chief Executive Officer, our executive and non-executive officers and other key employees each fiscal year; and administer our incentive compensation and benefit plans, 401(k) plan, and equity incentive and purchase plans. The compensation committee regularly updates the board of directors with respect to its undertakings in establishing the company’s overall compensation strategy. Messrs. Limon and Mann, and Ms. Marced were the members of the compensation committee in 2020 with Mr. Limon as the chairman. Mr. Mann retired from our Board and Board committees on February 15, 2021. Mr. Silver replaced Mr. Mann on the compensation committee.

Executive Compensation Practices at a Glance

What We Do	What We Do Not Do

Pay for Performance under Our Executive Bonus Plans. We link pay to performance and stockholder interests by establishing annual executive bonus plans for our executive officers based solely on financial metrics established in advance by the compensation committee.

No “Single Trigger” Severance Payments or Golden Parachute Arrangements: We do not have “single trigger” severance payments owing solely on account of the occurrence of a change of control event. We do not have any golden parachute arrangements.

Pay for Performance Equity Awards for All Executive Officers. We incentivize executive officers to achieve the company’s strategic and business goals with the grant of equity awards to executive officers tied to performance metrics. In 2020, over 80% of the aggregate annual equity awards (calculated at target for the performance-based stock units (“PSUs”)) granted to our executive officers were in the form of PSUs.

No Re-Pricing of Equity Awards: Our equity plans prohibit repricing of equity awards without stockholder approval.

Short-Term and Long-Term PSU Awards to All Executive Officers. In addition to incentivizing our executive officers to realize short-term business objectives, we wanted to incentivize and align our executive officers to execute on strategic objectives in a way that creates meaningful and long-term value for our stockholders. In 2020, the mix of short-term and long-term PSUs granted to our executive officers were in favor of long-term PSUs with a significant percentage of of the total PSU grants, ranging from 75% to 85%, in the form of long-term PSUs.

No Hedging or Pledging in Company Securities: All of our employees, including executive officers, and directors are prohibited from engaging in any hedging or pledging transaction with respect to company equity securities.

Capped Incentives under Our Annual Executive Bonus Plans. Our annual executive bonus plans are capped for our executive officers that are tied to their base salary for the relevant year.	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual executive bonus plan.
Time-Based Equity Awards Generally Subject to Multi-Year Vesting. Our time-based equity award grants to our executive officers are generally subject to a multi-year vesting schedule.	No Nonqualified Defined Contribution or Other Deferred Compensation Plan. We do not have any such plans.
Thorough Compensation Risk Assessment: Our compensation committee conducts an annual assessment of the company’s executive and broad-based compensation programs to ensure prudent risk management.	No Special Perquisites or Retirement Benefits: We do not provide special perquisites or retirement benefits to our executive officers that are not generally provided to all of our employees.
Compensation Committee Independence and Experience: Our compensation committee is comprised solely of independent directors who have extensive experience.	No Tax Gross-Ups: We do not provide tax gross-ups.
Independent Compensation Advisor: Our compensation committee has the authority to select and engage its own independent advisor.
Stock Ownership Policy: Our named executive officers and all of our directors are subject to such a policy.
Say-on-Pay: We conduct an annual say-on-pay vote.

Role of Chief Executive Officer in Compensation Decisions

In its annual review of each executive officer’s total compensation, the compensation committee takes into consideration the assessment of the performance of each executive officer by Mr. Wertheizer, our Chief Executive Officer (other than his own performance, which is reviewed solely by the compensation committee), their accomplishments, and individual and corporate performance of each such executive officer, including Mr. Wertheizer’s recommendation with respect to salary adjustments and annual equity award amounts. Mr. Wertheizer’s recommendations are generally approved by the compensation committee.

Role of Compensation Consultants in Compensation Decisions

The charter of the compensation committee authorizes the committee to engage the services of consultants to assist in the determination of our executive officers’ compensation. The compensation committee engaged the services of Compensia, Inc., an independent compensation consultant, in 2019 to survey the latest trends and best practices in relation to the compensation of executive officers among the company’s peer group. The information provided by Compensia was considered by the compensation committee for purposes of setting the compensation of the executive officers of the company for 2020.

Compensation Consultant Independence

To ensure independence, the compensation committee, as needed, will directly engage a compensation consultant and determine its independence. The compensation committee determined that Compensia is independent under applicable SEC and Nasdaq rules, based on the committee’s review of the services provided to the company, and concluded that no conflict of interest existed that would prevent Compensia from independently advising the compensation committee.

2020 “Say on Pay” Advisory Vote on Executive Compensation

Our stockholders provide an advisory vote annually on executive compensation. At our 2020 annual meeting of stockholders, approximately 99% of the votes cast in the “say on pay” advisory vote were “FOR” approval of our executive compensation.

Principal Elements of Executive Compensation

Compensation of our executive officers consists of three principal components: base salary, annual cash award payable pursuant to a performance-based bonus plan and long‑term equity incentive compensation. In 2020, long-term equity incentive compensation to our executive officers consisted of restricted stock units (“RSUs”) and PSUs.

Base Salary. The base salaries of our executive officers are reviewed annually and are set by the compensation committee. Base salaries for executive officers, including the Chief Executive Officer, are generally determined on an individual basis by evaluating (i) the executive’s scope of responsibility and changes in job responsibility, performance, prior employment experience and salary history; (ii) our financial performance, including changes in our revenues and profits, during the year; (iii) competitive market conditions for executive compensation; and (iv) internal consistency within our salary structure. The base salaries of Messrs. Wertheizer, Arieli and Boukaya are denominated in New Israeli Shekel (NIS) in consideration that these executive officers reside in Israel. Mr. Ohana’s base salary is denominated in U.S. dollars, as he resides in the U.S. Each of Messrs. Wertheizer, Arieli and Ohana has not receivee any salary increase since 2018. Mr. Boukaya did not receive an increase in his base salary after his appointment as Chief Operating Officer in April 2019 but an increase of 4.6% effective Jaunary 1, 2021 was approved by the compensation committee in February 2021.

Annual Cash Award. The compensation committee believes that an annual performance-based cash award component for compensation to supplement base salaries of executive officers provides an important incentive to the achievement of corporate goals.

2020 Executive Bonus Plan

In February 2020, the compensation committee established a 2020 Executive Bonus Plan for each of Messrs. Wertheizer, Arieli and Boukaya, effective January 1, 2020 to December 31, 2020. The committee believed that the 2020 Executive Bonus Plan was an important part of maintaining the overall competitiveness of the company’s executive compensation program.

Parameters of the 2020 Executive Plan are as follows:

Weighting	Financial Target	Threshold for Receipt of Bonus	Linear Calculation from 90% to 100% of Target	Linear Calculation from 100% to 110% of Target
40%	2020 revenue target of $95 million as approved by the Board (the “2020 Revenue Target”)	90% of 202 Revenue Target	If the Corporation achieves 95% of the 2020 Revenue Target, 95% of the target bonus amount, which is subject to a 40% weighting, would be payable.

For both financial targets (i.e. the 2020 Revenue Target and 2020 EPS Target), if actual result exceeds 100% of the target, every 1% increase of the target, up to 110%, would result in an increase of approximately 6% of target bonus for Mr. Wertheizer and an increase of 5% of target bonus for each of Messrs. Arieli and Boukaya.

40%	2020 non-GAAP earnings per share target of $0.54 cents as approved by the Board (the “2020 EPS Target”)	90% of 2020 EPS Target	If the Corporation achieves 95% of the 2020 EPS Target, 95% of the target bonus amount, which is subject to a 40% weighting, would be payable.

Under the 2020 Executive Bonus Plan, the target annual cash incentive award opportunities for each of Messrs. Wertheizer, Arieli and Boukaya are established as a percentage of each such executive officer’s base salary for 2020. The target and maximum award opportunities for Messrs. Wertheizer, Arieli and Boukaya for 2020 with respect to the Revenue Target and EPS Targets are as follows:

Named Executive Officer	Target Award (as a percentage of base salary)	Maximum Award (as a percentage of base salary)
Gideon Wertheizer	70%	110%
Yaniv Arieli	50%	75%
Michael Boukaya	50%	75%

In addition to the above components for the 2020 Executive Bonus Plan representing 80% weighting, the goals below related to specific acheivements in the North America region, referred to as the North America Targets, have a weighting of 20% for the 2020 Executive Bonus Plan, but with payouts based on 100% of base salary rather than the applicable target percentage of base salary:

10%

Achievement of bookings of $14,000,000 in 2020 for licensing and related revenues associated with the Corporation’s IP, Immervision’s software technology, sensor fusion software and its related global component bookings (chips) (the “Specified Booking Target”). If 90% of the Specified Booking Target is achieved, 90% of the bonus amount under this component would be payable with every 1% increase resulting in a corresponding increase in the bonus amount under this component.

6%

Execution of definitive license agreements for pre-determined software with at least five of seven original equipment manufacturers (the “OEM Target”). If five such agreements are executed, 71% of the bonus amount under this component, which is subject to a 6% weighting, would be payable. If six agreements are executed, 86% of the bonus amount under this component, which is subject to a 6% weighting, would be payable.

4%	Execution of definitive license agreements with at least two customers in a stratigic industry.

Payment of bonuses (if any) under the 2020 Executive Bonus Plan are made in 2021. Bonuses are paid in cash in a single lump sum, subject to payroll taxes and tax holdings.

The compensation committee believes revenue and EPS goals are the appropriate targets to primarily base the 2020 Executive Bonus Plan because it reflects management’s efforts in determining new markets, developing new technologies and executing on initiatives to expand and grow the company. Such factors represent short term success or failure of the company and align management’s interests with that of stockholders. Moreover, the addition of North America Targets that represented 20% of the 2020 Executive Plan was to incentivize the executive officers to further diversify the company’s revenue streams and enhance the company’s growth beyond organic growth through internal research and development efforts, as well as various management efforts to penetrate new markets.

2020 Executive Bonus Plan Payments. In 2020, the company successfully achieved its 2020 Revenue Target and the 2020 EPS Target, specifically that the revenue target was exceeded by 6% and the EPS target was exceeded by 11%. However, only one component of the North America Targets, specifically the OEM Target, was partially achieved and the threshold for the other two components of the North America Targets were not met. Based on the parameters of the 2020 Executive Bonus Plan, bonuses of $438,735, $191,600 and $147,385 will be paid to each of Messrs. Wertheizer, Arieli and Boukaya under the 2020 Executive Bonus Plan.

Mr. Wertheizer’s bonus was calculated as follows:

Weight	Objective	Results	Calculation
40% of Target Bonus	2020 Revenue Target	Actual 2020 non-GAAP revenues were $100.3 million, an over-achievement of the 2020 Revenue Target by ~6%.	Payout percentage: 132% Weighted percentage = 53% Payout will be $188,360
40% of Target Bonus	2020 EPS Target	Actual non-GAAP earnings per share was $0.50 cents, an over-achievement of the 2020 EPS Target by ~11%, capped at 10% for bonus calculation.	Payout percentage: 157% Weighted percentage = 63% Payout will be $224,175
20% of Base Salary	North America Targets	Only OEM Target partially achieved, with execution of licensing agreements with six of seven specified OEMs.	Payout percentage: 26% Weighted percentage = 5% Payout will be $26,200

Mr. Arieli’s bonus was calculated as follows:

Weight	Objective	Results	Calculation
40% of Target Bonus	2020 Revenue Target	Actual 2020 non-GAAP revenues were $100.3 million, an over-achievement of the 2020 Revenue Target by ~6%.	Payout percentage: 128% Weighted percentage = 51% Payout will be $81,000
40% of Target Bonus	2020 EPS Target	Actual non-GAAP earnings per share was $0.50 cents, an over-achievement of the 2020 EPS Target by ~11%, capped at 10% for bonus calculation.	Payout percentage: 150% Weighted percentage = 60% Payout will be $94,620
20% of Base Salary	North America Targets	Only OEM Target partially achieved, with execution of licensing agreements with six of seven specified OEMs.	Payout percentage: 26% Weighted percentage = 5% Payout will be $16,220

Mr. Boukaya’s bonus was calculated as follows:

Weight	Objective	Results	Calculation
40% of Target Bonus	2020 Revenue Target	Actual 2020 non-GAAP revenues were $100.3 million, an over-achievement of the 2020 Revenue Target by ~6%.	Payout percentage: 128% Weighted percentage = 51% Payout will be $62,125
40% of Target Bonus	2020 EPS Target	Actual non-GAAP earnings per share was $0.50 cents, an over-achievement of the 2020 EPS Target by ~11%, capped at 10% for bonus calculation.	Payout percentage: 150% Weighted percentage = 60% Payout will be $72,780
20% of Base Salary	North America Targets	Only OEM Target partially achieved, with execution of licensing agreements with six of seven specified OEMs.	Payout percentage: 26% Weighted percentage = 5% Payout will be $12,475

Compensation of Chief Executive Officer. The determination by the compensation committee of the remuneration of Mr. Wertheizer in 2020 generally was based upon methods consistent with those used for our other executive officers. The compensation committee believes that the salary and long-term incentive compensation paid to Mr. Wertheizer in 2020 were appropriate based on our compensation policy.

Compensation of Executive Vice President, Worldwide Sales. The annual cash compensation payable to Mr. Ohana is comprised of base salary, as determined in accordance with the criteria discussed above for all executive officers, and commission-based cash bonus payable quarterly based on the criteria discussed below.

2020 Incentive Bonus Plan for EVP, Worldwide Sales

The process for setting the annual revenue target for Mr. Ohana’s incentive plan begins with a discussion by our Chief Executive Officer and Chief Financial Officer of the strategic and operating plans for the relevant fiscal year. The compensation committee reviews such objectives and subject to any further adjustments, approves them. The annual revenue target set for Mr. Ohana’s incentive plan generally requires significant effort by Mr. Ohana to achieve.

In February 2020, the compensation committee approved a 2020 Incentive Plan (the “Ohana 2020 Plan”) for Mr. Ohana, effective as of January 1, 2020.

In accordance with the Ohana 2020 Plan, his bonus was comprised of two components: (1) a formula using a specified 2020 annual revenue target of $100 million multiplied by a specified commission rate, and (2) North America Targets, the same goals as those in the 2020 Executive Bonus Plan. The first component had a weighting of 80% and the second component had a weighting of 20%. A commission multiplier of 1.0 was applied to the commission rate based on 0% to 100% achievement of the 2020 annual revenue target. A commission multiplier of 1.5 was applied to the commission rate based on the achievement of the 2020 annual revenue target beyond 100%. Mr. Ohana’s bonus based on the achievement of the 2020 annual revenue target and the North America Targets was capped at $160,000. In addition, Mr. Ohana was eligible to receive an additional quarterly bonus of $5,000 each if specified quarterly revenue targets based on the 2020 annual revenue target are achieved. The quarterly revenue targets in 2020 were $24,000,000 for the first quarter of 2020, $24,000,000 for the second quarter of 2020, $25,000,000 for the third quarter of 2020 and $27,000,000 for the fourth quarter of 2020. Furthermore, Mr. Ohana was eligible to receive an additional bonus of $5,000 each time he successfully executes a license agreement with a specified strategic customer that exceeds one million dollars (not including prepaid royalties). The 2020 strategic account bonus was capped at $25,000 if the company failed to achieve the 2020 annual revenue target but Mr. Ohana would not be subject to any cap if the 2020 annual revenue target was achieved. The commission-based bonus was payable quarterly based on the criteria discussed above and was subject to payroll taxes and tax withholdings.

Based on the terms of the Ohana 2020 Plan, Mr. Ohana was paid an aggregate bonus of $162,000, comprised of: (i) an amount of $129,000 based on the annual revenue target, (ii) an amount of $8,2000 based on the North America Targets, (iii) an amount of $5,000 based on the quarterly revenue targets, and (iii) $20,000 based on the strategic alliance agreements the company executed with customers in 2020.

Equity Incentive Programs

We intend that our stock award program is the primary vehicle for offering long-term incentives and rewarding our executive officers and key employees. We also regard our stock award program as a key retention tool. In order to promote a longer term management focus and to provide an incentive for continued employment with us, we grant RSUs and PSUs to our executive officers and primarily RSUs to the rest of our employees. Under limited circumstances, we grant stock options and stock appreciate rights to certain employees and generally in small quantities. RSUs awards generally become exercisable over a three-year period. Certain PSU awards vest immediately upon achievement of the underlying performance goals, and other PSU awards vest over a three-year period even after achievement of the underlying performance goals. Stock options and SARs generally become exercisable over a four-year period, with the exercise price being equal to the fair market value of our common stock on the date of grant.

The size of the equity award made to each executive officer is based upon the following factors:

●	an evaluation of the executive officer’s past performance;

●	the total compensation being paid to the executive officer;

●	the anticipated value of the executive officer’s contribution to our future performance;

●	the executive officer’s scope of responsibility;

●	the executive officer’s current position with us;

●	the number of equity awards granted to the executive officer during previous fiscal years and the vesting status of such awards;

●	comparability with equity awards made to our other executive officers; and

●	comparability with equity awards of similarly situated executive officers at peer companies.

In 2020, the compensation committee granted RSUs and PSUs to each of Messrs. Wertheizer, Arieli, Ohana and Boukaya. With respect to the PSUs grants, the performance metrics were intended to align with the interests of our stockholders for both the short term and long term.

In consideration of Compensia’ materials and views of ISS and our institutional investors pursuant to engagements with them by the chairman of the board and certain management members, the compensation committee approved 2020 equity awards to the executive officers in the aggregate equity grant value set forth below and weighted the time-based RSUs and short-term PSUs as follows:

	Equity Grant Value	Weighting (RSU/PSU)
Gideon Wertheizer	$1 million	40%/60%
Issachar Ohana	$0.45 million	60%/40%
Yaniv Arieli	$0.4 million	60%/40%
Michael Boukaya	$0.4 million	60%/40%

2020 Restricted Stock Unit Award to Executive Officers

Restricted Stock Unit Awards Granted. In February 2020, each of Messrs. Wertheizer, Arieli, Boukaya and Ohana received a grant of 11,363 RSUs, 6,818 RSUs, 6,818 RSUs and 7,670 RSUs based on the above equity value figures. One-third of the RSUs granted in 2020 vest annually commencing on the first year anniversary of the grant date.

Timing of Grants. Equity incentive awards to our executive officers and other key employees are typically granted annually in conjunction with the review of the individual performance of our executive officers. Equity incentive awards are not necessarily granted to each executive officer during each year. Grants of equity incentive awards to newly hired executive officers who are eligible to receive them generally are made at the next regularly scheduled compensation committee meeting following their hire date.

2020 Short-Term Performance-Based Restricted Stock Unit Award to Executive Officers

In establishing the performance metrics for the short-term PSU grants, the compensation committee the 2020 license and related revenues and relative total stockholder return against the S&P 500. The compensation committee determined that annual license and related revenue was the appropriate metric for a portion of the short-term PSU grant because, unlike royalty revenue which is dependent on a variety of factors outside of management’s control, license and related revenue is a measure that management can control through anticipating market need and determining market reach, setting technology milestones and achieving them, as well as attentiveness and focus on achieving the actual licensing design wins. License and related revenue also drives long term value creation. The compensation committee determined, in consideration of Compensia’s materials, that relative total stockholder return against the S&P 500 was the appropriate metric for the other portion of the short-term PSU grant because the S&P 500 is a widely known and accepted index representing broad investor base and generally consistent with performance of peers in the space.

In February 2020, each of Messrs. Wertheizer, Arieli, Boukaya and Ohana received short-term PSU grants with the target settlement amounts of 17,046 shares, 4,545 shares, 4,545 shares and 5,114 shares, respectively, based on the above equity value figures. Subject to achievement of the threshold levels for the below performance goals, one-third of the total number of shares of the common stock subject to the PSUs granted in 2020 vest annually, commencing on the first anniversary of the grant date.

The performance goals for the short-term PSU grants for 2020 with specified weighting are as follows:

Weighting	Goals
50%

Vesting of the full 50% of the PSUs occurs if the 2020 license and related revenue amount of $51 million as approved by the board (the “2020 License Revenue Target”) is achieved. The vesting threshold is achievement of 90% of 2020 License Revenue Target. If the company’s actual result is above 90% but less than 99% of the 2020 License Revenue Target, 91% to 99% of the eligible PSUs would be subject to vesting. If the company’s actual result exceeds 100% of the 2020 License Revenue Target, every 1% increase of the 2020 License Revenue Target, up to 110%, would result in an increase of 2% of the eligible PSUs.

50%

Vesting of the full 50% of the PSUs occurs if the company achieves positive total shareholder return whereby the return on the Company’s common stock for 2020 is greater than the S&P500 index (the S&P500 Index Target”). The vesting threshold is if the return on the company’s common stock for 2020 is at least 90% of the S&P500 index. If the return on the company’s common stock, in comparison to the S&P500, is above 90% but less than 99% of the S&P500 index, 91% to 99% of the eligible PSUs would be subject to vesting. If the return on the company’s common stock exceeds 100% of the S&P500 index, every 1% increase in comparison to the S&P500 index, up to 110%, would result in an increase of 2% of the eligible PSUs.

Based on the achievement of performance goals, the 2020 short-term PSU grant for each of Messrs. Wertheizer, Arieli, Boukaya and Ohana became settlable for a total of 19,261 shares, 5,136 shares, 5,136 shares and 5,778 shares, respectively, as follows:

Weighting	Goals	Achievement
50%	2020 License Revenue Target – Actual licensing and related revenues were $52.5 million, resulting in over-achievement of 3%; as a result a 6% increase in the eligible PSUs	Mr.Wertheizer: 9,034 PSUs Mr. Arieli: 2,409 PSUs Mr. Boukaya: 2,409 PSUs Mr. Ohana: 2,710 PSUs
50%	S&P500 Index Target – Return on our common stock was ~63% and the S&P500 index return was ~16%; as a result a 20% incrase in the eligible PSUs	Mr.Wertheizer: 10,227 PSUs Mr. Arieli: 2,727 PSUs Mr. Boukaya: 2,727 PSUs Mr. Ohana: 3,068 PSUs

2020 Long-Term Performance-Based Restricted Stock Unit Award to Executive Officers

In establishing the performance metrics for the long-term PSU grants, the compensation committee used long term stretch performance goals in the form of a targeted non-GAAP earnings per share and a targeted future market capitalization to link a portion of our executive officers’ compensation to the financial performance of the company. The compensation committee approved 2020 long-term PSU grants to each of Messrs. Wertheizer, Ohana, Arieli and Boukaya in the aggregate equity grant values set forth below:

Equity Grant Value
Gideon Wertheizer	$2 million
Issachar Ohana	$1.25 million
Yaniv Arieli	$1 million
Michael Boukaya	$1 million

In February 2020, each of Messrs. Wertheizer, Arieli, Boukaya and Ohana received long-term PSU grants in the amount of 56,818 PSUs, 28,409 PSUs, 28,409 PSUs and 35,511 PSUs, respectively, based on the above equity value figures.

Subject to achievement of either of the two below performance goals, the PSUs would vest immediately:

●	If the company’s non-GAAP earnings per share on or before the end of 2022 is tripled from the company’s non-GAAP earnings per share in 2018; or

●	If the company’s market capitalization reaches at least $1 billion for at least 30 days of trading based on the market cap information set forth on Yahoo Finance.

The compensation committee considered the above goals stretch goals, as the company’s non-GAAP earnings per share in 2018 was $0.53 and tripling that amount would require considerable improvements in the company’s financial condition. In addition, the company’s market capitalization averaged approximately $660million over the course of the month prior to the approval of the goal in February 2020, so an achievement of a market capitalization in excess of $1 billion represented a significant increase. Further, from the time when CEVA began publicly trading in 2002, with an initial market capitalization of approximately $110 million, only once did the company’s market capitalization reach the $1 billion value.

Based on the parameters of the 2020 long-term PSU grant, each of Messrs. Wertheizer, Arieli, Boukaya and Ohana triggered immediate vesting of 56,818 PSUs, 28,409 PSUs, 28,409 PSUs and 35,511 PSUs, respectively, on February 17, 2021, as based on the market capitalization information set forth on Yahoo Finance, as of February 17, 2021, the company’s market capitalization had reached at least $1 billion for at least 30 days of trading.

Stock Ownership Guidelines for Executive Officers

In February 2016, the board adopted a set of stock ownership guidelines for our named executive officers so as to align this group’s interests with those of our stockholders. Pursuant to the guidelines, the named executive officers of the company, currently the Chief Executive Officer, the Chief Financial Officer and the Executive Vice President, Worldwide Sales, are required to own (personally and collectively with members of the executive officer’s immediate family or with family trusts) by February 2, 2021, an amount of common stock valued at its fair market value equal to at least two times the 2016 annual base salary for the Chief Executive officer or at least one time the 2016 annual base salary for each of the Chief Financial Officer and the Executive Vice President, Worldwide Sales. For purposes of this ownership guideline, vested in-the-money equity awards and common stock acquired pursuant to the company’s employee stock purchase plan are included in the minimum ownership calculation. All of our executive officers are in compliance with our stock ownership guidelines.

Anti-Pledge/Hedging Policy.

Pursuant to the company’s insider trading policy, all employees of the company, including executive officers, are prohibited from engaging in short-term or speculative securities transactions with respect to the our common stock, such as short sales, puts, calls and other exchange-traded derivatives. Since the inception of the policy, no executive officer has pledged or hedged any company shares. Nonetheless, in 2020, the board of directors enhanced the policy to eliminate the availability of any waiver for pledging or hedging by employees, including executive officers.

Retirement Benefits and Perquisites

We do not offer any retirement benefits to our executive officers located in Israel, except to the extent certain social benefits required pursuant to Israeli labor laws or are common practice in Israel, and such social benefits are applicable to all Israeli employees. Specifically, based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly salary of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment. In addition, we make a payment of 6% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. We generally provide all of our Israeli employees with a car for business-related purposes and pay the associated expenses (excluding personal taxes on such benefit). Also, as is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for the benefit of each employee’s study and training purposes. The amounts of the above referenced benefits contributed by us to each of Messrs. Wertheizer, Arieli and Boukaya in 2020 are specified in the 2020 All Other Compensation Table of this proxy statement.

In addition, we provide our U.S. employees, including Issachar Ohana, our only U.S.-based executive officer, with participation in our 401(k) plan. We provided a 100% match to any contribution made by participants to the 401(k) plan in 2020, subject to a maximum of 6% of the participant’s compensation and specified IRS limits. The matching amount contributed by us to Mr. Ohana is shown in the 2020 All Other Compensation Table of this proxy statement.

Employment Agreements and Post-Termination Protection

The compensation committee also recognizes that, from time to time, it is appropriate to enter into agreements with certain key employees to ensure that we continue to retain their services and to promote stability and continuity within our company. We have entered into employment agreements with our executive officers. The varied terms of their employment agreements reflect the importance of retaining their services and their potential contributions to the attainment of our long-term goals. None of the employment agreements with our executive officers provide for tax gross ups and none includes any “single trigger” change-in-control provisions.

Financial Restatements

The compensation committee has not adopted a policy with respect to whether we will make retroactive adjustments to any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon the achievement of financial results that were subsequently the subject of a restatement. Our compensation committee believes that this issue is best addressed when the need actually arises, when all of the facts regarding the restatement are known.

Tax and Accounting Treatment of Compensation

Prior to the tax reform as noted below, Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1 million paid to its Chief Executive Officer and its four other most highly compensated executive officers resident in the U.S. Certain compensation, including qualified performance-based compensation, is not subject to the deduction limitation if certain requirements are met. The compensation committee reserves the right to use its judgment to authorize compensation payments that do not comply with the exemptions in Section 162(m) of the Internal Revenue Code when the committee believes that such payments are appropriate and in the best interests of our stockholders, after taking into account changing business conditions or the executive officer’s performance. In addition, the compensation committee cannot ensure that compensation intended to qualify for deductibility under Section 162(m) will in fact be deductible because: (1) a number of requirements must be satisfied in order for the compensation to qualify; and (2) uncertainties as to the application and interpretation surrounding this section currently exist. Section 162(m) is applicable only to Mr. Ohana as Messrs. Wertheizer, Arieli and Boukaya do not reside in the U.S.

However, on December 22, 2017, the U.S. federal government enacted the Tax Cuts and Jobs Act, which substantially modified the Code and, among other things, eliminated compensation deductibility under Section 162(m). As a result, going forward, any compensation amounts over $1 million paid to Mr. Ohana will no longer be deductible by it (or any other person subject to U.S. federal income tax). Our expectation is that this change will not have a material effect on our operating results or financial condition.

Compensation Policies and Practices and Risk Management

Our compensation committee considers potential risks when reviewing and approving the compensation programs for our executive officers and other employees. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our programs available for our executive officers:

●

A Balanced Mix of Compensation Components - The target compensation mix for our executive officers is composed of base salary, annual cash bonus incentives, and time-based and performance-based equity awards.

●

Financial Performance Factors - Our annual cash bonus plan for 2020 used companywide financial metrics based on the company’s internal budget approved by the board to focus our executive officers on the achievement of objectives for the overall benefit of the company.

●

Capped Cash Incentive Awards - Annual cash bonus incentive awards for 2020 were capped at 70% of target and 110% of maximum bonus opportunity for our Chief Executive Officer, and 50% and 75%, respectively, for our Chief Financial Officer and Chief Operating Officer.

●	PSU Awards – Each of our executive officers received PSU awards in 2020 based on financial metrics to align their compensation incentives with that of our stockholders.

●	Multi-Year Vesting - Equity awards vest over multiple years requiring long-term commitment on the part of employees.

●	Stock Ownership Policy - Our named executive officers are subject to such a policy.

●	Hedging and Pledging – No hedging or pledging of our stock by executive officers.

●	Competitive Positioning - The compensation committee has compared our executive compensation to our peers to ensure our compensation program is consistent with industry practice.

●	Corporate Governance Programs - We have implemented corporate governance guidelines, a code of conduct and business ethics, and other corporate governance measures and internal controls.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with our management. Based on its review and discussions, the committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Submitted by the Compensation Committee of the Board of Directors of CEVA, Inc.:

Zvi Limon (Chair) Maria Marced Lou Silver

2020 Summary Compensation

The following table sets forth the total compensation awarded to, earned by or paid to our principal executive officer, principal financial officer and the only other executive officer whose total compensation in fiscal year 2020 exceeded $100,000 for the periods presented below. We refer to these executive officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)		Total ($)
Gideon Wertheizer	2020	475,729	—	1,989,128	—	438,735	—	143,393		3,046,985
Chief Executive Officer	2019	459,568	—	1,210,080	—	474,000	—	136,580		2,280,228
	2018	455,816	—	958,610	—	—	—	136,312		1,550,738

Yaniv Arieli	2020	293,456	—	724,620	—	191,600	—	100,120		1,309,796
Chief Financial Officer	2019	284,002	—	278,658	—	202,000	—	106,249		870,909
	2018	282,844	—	279,920	—	—	—	100,092		662,856

Issachar Ohana	2020	292,650	—	859,913	—	—	—	216,210	(5)	1,368,773
Executive Vice President,	2019	292,650	—	295,098	—	—	—	267,883	(5)	855,630
Worldwide Sales	2018	292,650	—	279,920	—	—	—	206,468	(5)	779,039

Michael Boukaya	2020	225,104	—	722,223	—	147,385	—	80,953		1,175,665
Chief Operating Officer (6)	2019	210,660	—	190,174	—	155,000	—	74,935		630,769

(1)	Messrs. Wertheizer’s, Arieli’s and Boukaya’s 2020, 2019 and 2018 base salaries and annual cash awards to Messrs. Wertheizer and Arieli made pursuant to our 2020, 2019 and 2018 Executive Bonus Plans were denominated in New Israeli Shekel (NIS). The NIS amounts were translated into the U.S. dollar at the exchange rate of NIS into the U.S. dollars at the time of payment or accrual. The current base salaries of Messrs. Wertheizer, Arieli and Boukaya are U.S. $476,000, U.S. $293,000 and U.S. $225,000, respectively, on an annual basis translated into NIS. Their salaries in local currancies did not change in 2020. Mr. Ohana’s current annual base salary is U.S. $292,650.

(2)	The amounts shown in this column do not reflect compensation actually received by the named executive officer. Instead, the amounts represent the aggregate grant date fair value of the restricted stock unit awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”).

(3)	The amounts set forth relate to annual cash awards made pursuant to our 2020, 2019 and 2018 executive bonus plans. For more information, see the discussion in the CD&A under the caption “Annual Cash Award.”

(4)	See the table captioned “2020 All Other Compensation” below for greater detail.

(5)	The amounts set forth for Mr. Ohana includes commission-based cash bonus award made pursuant to Mr. Ohana’s 2020, 2019 and 2018 incentive plans. For more information, see the discussion in the CD&A under the caption “Compensation of Executive Vice President, Worldwide Sales.”

(6)	Mr. Boukaya became an executive officer in April 2019.

2020 All Other Compensation

The following table sets forth all other compensation awarded to, earned by or paid to each of our named executive officers during fiscal year 2020. The NIS amounts relating to the 2020 all other compensation for Messrs. Wertheizer, Arieli and Boukaya are translated into the U.S. dollar at the exchange rate of NIS into the U.S. dollars at the time of payment or accrual.

Name	Perquisites and Other Personal Benefits ($)(1)	Car Allowance ($)(2)	Sales Commission ($)(3)	Israeli Social Benefits ($)(4)	Health Insurance Benefits ($)(5)	Company Contributions to 401(k) Plan ($)(6)	Study Fund ($)(7)	Israeli Social Insurance ($)(8)	Total ($)

Gideon Wertheizer	2,126	21,504		73,052			35,885	10,826	143,393

Yaniv Arieli	1,389	19,664		46,027			22,214	10,826	100,120

Issachar Ohana			161,855		36,796	17,559			216,210

Michael Boukaya	803	13,437		38,799			17,088	10,826	80,953

(1)	Represents amounts for reimbursement of meal expenses incurred by each of Messrs. Wertheizer, Arieli and Boukaya for work-related purposes.

(2)	As is customary in Israel applicable generally to all Israeli employees, we provide a car allowance for expenses relating to the use and maintenance of the car (excluding personal taxes on such benefit).

(3)	Relates to commission-based cash bonus award made pursuant to Mr. Ohana’s 2020 incentive plan.

(4)	Based on Israeli labor laws, an Israeli employee is entitled to severance pay upon termination of employment for any reason, including retirement, based on the most recent monthly base salary (per specific criteria) of such employee multiplied by the number of years of employment of such employee. We make a payment of 8.333% of each employee’s monthly base salary to an insurance or pension fund to pay for this future liability payable to our employees upon termination of their employment, taking into account the amounts already deposited in the insurance or pension fund. In addition, we make a payment of approximately 6% of each employee’s monthly base salary to another insurance or pension fund, and this accrued amount may be withdrawn by the employee only upon retirement. The amounts represent the above referenced contributions, as well as other Israeli social benefit-related contributions, we made on behalf of each of Messrs. Wertheizer, Arieli and Boukaya.

(5)	Represents the value of the health insurance benefits provided to Mr. Ohana and his family, including general health PPO program, vision, dental, disability and life insurance. Similar health insurance benefits generally are provided to all of our U.S.-based employees.

(6)	We provided our U.S. employees, including Mr. Ohana, our only U.S.-based executive officer, with a 100% match to any contribution made by the participants in our 401(k) plan in 2020, subject to a maximum of 6% of the participant’s compensation and specified IRS limits. This amount represents the matching amount contributed by us to Mr. Ohana’s 401(k) account.

(7)	As is customary in Israel applicable to all Israeli employees, we provide our Israeli employees with a certain amount of monthly contributions (7.5% of their base salary) for an employee’s study and training purposes, which amounts contributed by us to Messrs. Wertheizer, Arieli and Boukaya in 2020 are as specified.

(8)	Based on Israeli labor laws, the Israeli Social Security Institute is entitled to monthly tax payments with an annual cap of $10,826 per employee paid by us for Messrs. Wertheizer, Arieli and Boukaya in 2020.

2020 Grants of Plan Based Awards

The following table sets forth the plan based awards granted to Messrs. Wertheizer, Arieli, Ohana and Boukaya in fiscal year 2020.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards						All Other Stock Awards:
Name	Grant Date	Approval Date	Number of Non-Equity Incentive Plan Units Granted (#)	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)		Target (#)		Maximum (#)		Number of shares of our common stock of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)		Exercise or Base Price of Option Awards ($/Sh)	Closing Price on Grant Date ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)

Gideon	02/20/2020	02/20/2020												11,363	(1)		35.20	399,978
Wertheizer	02/20/2020	02/20/2020					15,342	(3)	17,046	(3)	20,456	(3)					35.20	608,532
	02/20/2020	02/20/2020					56,818	(4)	56,818	(4)	56,818	(4)					35.20	903,406
	02/20/2020	02/20/2020		20,380	342,375	550,245

Yaniv	02/20/2020	02/20/2020												6,818	(1)		35.20	239,994
Arieli	02/20/2020	02/20/2020					4,090	(3)	4,545	(3)	5,454	(3)					35.20	162,270
	02/20/2020	02/20/2020					28,409	(4)	28,409	(4)	28,409	(4)					35.20	451,703
	02/20/2020	02/20/2020		12,615	151,390	252,320

Issachar	02/20/2020	02/20/2020												7,670	(1)		35.20	269,984
Ohana	02/20/2020	02/20/2020					4,602	(3)	5,114	(3)	6,136	(3)					35.20	182,551
	02/20/2020	02/20/2020					35,511	(4)	35,411	(4)	35,411	(4)					35.20	564,625

Michael	02/20/2020	02/20/2020												6,818	(1)		35.20	239,994
Boukaya	02/20/2020	02/20/2020					4,090	(3)	4,545	(3)	5,454	(3)					35.20	162,270
	02/20/2020	02/20/2020					28,409	(4)	28,409	(4)	28,409	(4)					35.20	451,703
	02/20/2020	02/20/2020		14,555	116,455	194,090

(1)

Represents the grant of restricted stock units pursuant to our 2011 Stock Incentive Plan. The restricted stock units vest 1/3 on the first year anniversary of the grant date with the remaining restricted stock units vesting 1/3 annually thereafter.

(2)

Represents the threshold, target and maximum amounts payable to Messrs. Wertheizer, Arieli and Boukaya pursuant to the 2020 Executive Bonus Plan. Threshold amount reflects minimum payable assuming a portion of the North America Targets are achieved. Target amount assumes North America Targets are achevied at the target award rate for each executive officer. For more information, see the discussion in the CD&A under the caption “Annual Cash Award.”

(3)

Represents the threshold, target and maximum amounts associated with the grant of performance stock units pursuant pursuant to our 2011 Stock Incentive Plan. The restricted stock units vest 1/3 on the first year anniversary of the grant date with the remaining performance stock units vesting 1/3 annually thereafter. For more information, see the discussion in the CD&A under the caption “2020 Short Term Performance-Based Restricted Stock Unit Award to Executive Officers.”

(4)

Represents the threshold, target and maximum amounts associated with the grant of performance stock units pursuant to our 2011 Stock Incentive Plan. The restricted stock units vest on achievement of certain milestones. For more information, see the discussion in the CD&A under the caption “2020 Long Trem Performance-Based Restricted Stock Unit Award to Executive Officers.”

(5)

Represents the aggregate grant date fair value of the awards based on FASB ASC No. 718, “Stock Compensation” (“FASB ASC No. 718”). For a discussion of valuation assumptions under FASB ASC No. 718, see Note 1 to our 2020 Consolidated Financial Statements included in our 2020 annual report on Form 10-K.

Outstanding Equity Awards at Fiscal Year-End 2020

The following table sets forth information concerning unexercised restricted stock units held by each of our named executive officers as of December 31, 2020. The calculations are based on our closing stock price as of December 31, 2020.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option / SAR’s Exercise Price ($)	Option / SAR’s Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
	Exercisable	Unexercisable

Gideon Wertheizer	—	—	—	—	—	—	—	13,320	606,060
	—	—	—	—	—	—	—	6,660	303,030
	—	—	—	—	—	—	—	15,452	703,066
	—	—	—	—	—	—	—	11,363	517,017
	—	—	—	—	—	—	—	19,261	876,376
	—	—	—	—	—	—	—	56,818	2,585,219

Yaniv Arieli	—	—	—	—	—	—	—	1,665	75,758
	—	—	—	—	—	—	—	7,992	363,636
	—	—	—	—	—	—	—	6,818	310,219
	—	—	—	—	—	—	—	5,136	233,688
	—	—	—	—	—	—	—	28,409	1,292,610

Issachar Ohana	—	—	—	—	—	—	—	1,665	75,758
	—	—	—	—	—	—	—	9,324	424,242
	—	—	—	—	—	—	—	7,670	348,985
	—	—	—	—	—	—	—	5,778	262,899
	—	—	—	—	—	—	—	35,511	1,615,751

Michael Boukaya	—	—	—	—	—	—	—	1,499	68,205
	—	—	—	—	—	—	—	3,996	181,818
	—	—	—	—	—	—	—	4,692	213,486
	—	—	—	—	—	—	—	6,818	310,219
	—	—	—	—	—	—	—	5,136	233,688
	—	—	—	—	—	—	—	28,409	1,292,610

(1)	Represents restricted stock units granted pursuant to our 2011 Stock Incentive Plan.

(2)	Represents performance-based restricted stock units granted pursuant to our 2011 Stock Incentive Plan.

2020 Option Exercises and Stock Vested

The following table sets forth information for each of the named executive officers with respect to the exercise of restricted stock units to purchase shares of our common stock during 2020.

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)
Gideon Wertheizer	—	—	32,067	993,302
Yaniv Arieli	—	—	9,003	283,158
Issachar Ohana	—	—	9,671	307,132
Michael Boukaya	—	—	6,839	206,728

(1)

Reflects vesting of restricted stock units granted pursuant to our 2011 Stock Incentive Plan. The value realized upon vesting represents the fair market value of our common stock on the date of vesting.

Nonqualified Deferred Compensation

We do not provide any nonqualified defined contribution or other deferred compensation plans to our Named Executive officers.

CEO Compensation Pay Ratio

We believe our executive compensation program must be internally consistent and equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our non-managerial employees. For 2020, the total compensation of Gideon Wertheizer, our Chief Executive Officer of $3,046,985, as shown in the Summary Compensation Table above, was approximately 21.2 times the total compensation of a median employee.

Our CEO to median employee pay ratio is calculated in accordance with SEC’s rules pursuant to Item 402(u) of Regulation S-K. We included all employees, whether employed on a full-time or part-time. We annualized the compensation for any full-time employees that were not employed by us for all of 2020, and calculated amounts with respect to restricted stock unit awards based on FASB ASC No. 718. Otherwise, we did not make any assumptions, adjustments, or estimates with respect to total compensation.

Employment Agreements

On November 1, 2002, we entered into employment agreements, as amended, with Messrs. Wertheizer and Ohana. Although each employment agreement is for an indefinite term, the employment of each of Messrs. Wertheizer and Ohana will be terminable at any time by us, other than for cause, upon the determination of our board of directors with not less than 30 days’ notice or by the individual with notice of not less than nine months in the case of Mr. Wertheizer and six months in the case of Mr. Ohana. If our board of directors determines that a termination of employment is based on the failure by either Messrs. Wertheizer or Ohana, as applicable, to perform his reasonably assigned duties, we are required to give notice or a cure period of not less than nine months in the case of Mr. Wertheizer and six months in the case of Mr. Ohana prior to termination. In the event of termination of employment (i) by us without cause, (ii) by either of Messrs. Wertheizer or Ohana for good reason (provided he gives notice to us and provides us with a cure period to correct the basis for the good reason termination), or (iii) by us or an acquiring or succeeding corporation after a change in control of our company, other than for cause, within 12 months after the change in control event, then either of Messrs. Wertheizer or Ohana, as applicable, would be entitled to the compensation, including medical and, to the extent applicable, pension benefits, to which he would otherwise have been entitled had he remained employed by us for two years, and his options will vest in full; provided, that the provision of any such benefits is contingent upon the execution by either of Messrs. Wertheizer or Ohana, as applicable, a release in a form reasonably acceptable to us. If either of Messrs. Wertheizer or Ohana terminates his employment with us without good reason but after the provision of prior notice in accordance with the notice period requirements, irrespective of the date of the termination of actual employment, he would be entitled to compensation and benefits through the end of the notice period which is nine months in the case of Mr. Wertheizer and six months in the case of Mr. Ohana. If the employment of either of Messrs. Wertheizer or Ohana is terminated by death, his options will vest in full. In February 2021, Mr. Wertheizer’s employment agreement was amended to provided that, as of July 1, 2021, our contributions to the severance pay component of Mr. Wertheizer’s pension fund shall be in lieu of severance pay, in accordance with Section 14 of the Severance Pay Law, 1963-14, of Israel, and Mr. Wertheizer shall not be entitled to any other additional payments of severance pay with respect the period beginning on such date.

On August 18, 2005, we entered into an employment agreement with Mr. Arieli. The employment agreement was effective as of August 1, 2005 and shall continue in effect until terminated in accordance with its terms. Upon the termination of his employment, Mr. Arieli will be entitled to severance benefits in accordance with the laws of the State of Israel. In February 2021, Mr. Arieli’s employment agreement was amended to provided that, as of July 1, 2021, our contributions to the severance pay component of Mr. Arieli’s pension fund shall be in lieu of severance pay, in accordance with Section 14 of the Severance Pay Law, 1963-14, of Israel, and Mr. Arieli shall not be entitled to any other additional payments of severance pay with respect the period beginning on such date. The employment of Mr. Arieli may be terminable at any time by either party and for any reason with six months prior written notice. If we terminate Mr. Arieli’s employment without providing the requisite notice period, Mr. Arieli will be entitled to an amount equal to six months of his then applicable monthly base salary. In May 2007, to provide consistency with the employment agreements of Messrs. Wertheizer and Ohana, our board of directors determined that if Mr. Arieli resigns for good reason or if the company, or an acquiring or succeeding corporation after a change in control of our company, terminates him, other than for cause, within 12 months after the change in control event, then Mr. Arieli’s then outstanding options would vest in full. In November 2013, to provide further consistency with the employment agreements of Messrs. Wertheizer and Ohana, our board of directors determined that if Mr. Arieli resigns for good reason or if the company, or an acquiring or succeeding corporation after a change in control of our company, terminates him, other than for cause, within 12 months after the change in control event, then he would be entitled to the compensation, including medical and, to the extent applicable, pension benefits, to which he would otherwise have been entitled had he remained employed by us for two years.

On April 4, 2019, we entered into an amended and restated employment agreement with Mr. Boukaya in connection with his appointment as Chief Operating Officer. The employment of Mr. Boukaya is terminable at any time by either party and for any reason with six months prior written notice. If the company terminates Mr. Boukaya’s employment without providing the requisite notice period, Mr. Boukaya will be entitled to an amount equal to six months of his then applicable monthly base salary. Upon termination of his employment, Mr. Boukaya will be entitled to severance benefits in accordance with the laws of the State of Israel. In February 2021, Mr. Boukaya’s employment agreement was amended to provided that, as of July 1, 2021, our contributions to the severance pay component of Mr. Boukaya’s pension fund shall be in lieu of severance pay, in accordance with Section 14 of the Severance Pay Law, 1963-14, of Israel, and Mr. Boukaya shall not be entitled to any other additional payments of severance pay with respect the period beginning on such date.

Potential Payments Upon Termination or Change of Control

The following table sets forth the amount of compensation to each of Messrs. Wertheizer, Ohana, Arieli and Boukaya in the event termination of such executive officer’s employment or a change in control of our company occurred as of December 31, 2020. The calculations for Messrs. Wertheizer, Arieli and Boukaya are based on the exchange rate of NIS into the U.S. dollars at December 31, 2020. The value realized for each of Messrs. Wertheizer, Arieli, Ohana and Boukaya is based on the difference between the exercise price of the stock options or the base price of the stock appreciation rights and the closing price of our common stock on December 31, 2020.

Name: Gideon Wertheizer	Termination for Cause ($)	Voluntary Termination by Employee After Provision of Requisite Notice ($)	Termination by Company After Provision of Requisite Notice ($)	Termination upon Death of Employee ($)	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason within 12 months of Change in Control ($)

Base Salary	—	382,115	1,018,974	—	1,018,974	1,018,974
Vested/Unvested Shares of Restricted Stock Units	—	—	5,590,767	5,590,767	5,590,767	5,590,767
Study fund	—	28,659	76,423	—	76,423	76,423
Israeli Social Benefits	—	57,740	153,974	—	153,974	153,974
Accrued Vacation Pay	1,070,236	1,070,236	1,070,236	1,070,236	1,070,236	1,070,236
Total	1,070,236	1,538,750	7,910,374	6,661,003	7,910,374	7,910,374

Name: Issachar Ohana	Termination for Cause ($)	Voluntary Termination by Employee After Provision of Requisite Notice ($)	Termination by Company After Provision of Requisite Notice ($)	Termination upon Death of Employee ($)	Termination w/o Cause or for Good Reason ($)	Termination w/o Cause or for Good Reason within 12 months of Change in Control ($)

Base Salary	—	146,325	585,300	—	585,300	585,300
Vested/Unvested Shares of Restricted Stock Units	—	—	2,727,634	2,727,634	2,727,634	2,727,634
Health Care	—	18,398	73,592	—	73,592	73,592
Accrued Vacation Pay	144,300	144,300	144,300	144,300	144,300	144,300
Total	144,300	309,023	3,530,826	2,871,934	3,530,826	3,530,826

Name: Yaniv Arieli	Termination for Cause ($)	Voluntary Termination by Employee After Provision of Requisite Notice ($)	Termination by Company After Provision of Requisite Notice ($)	Termination upon Death of Employee	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control

Base Salary	—	157,698	630,793	—	630,793	630,793
Vested/Unvested Shares of Restricted Stock Units	—	—	2,275,910	2,275,910	2,275,910	2,275,910
Study fund	—	11,827	47,309	—	47,309	47,309
Israeli Social Benefits	—	24,148	96,593	—	96,593	96,593
Accrued Vacation Pay	288,815	288,815	288,815	288,815	288,815	288,815
Total	288,815	482,489	3,339,420	2,564,725	3,339,420	3,339,420

Name: Michael Boukaya	Termination for Cause ($)	Voluntary Termination by Employee After Provision of Requisite Notice ($)	Termination by Company After Provision of Requisite Notice ($)	Termination upon Death of Employee	Termination w/o Cause or for Good Reason	Termination w/o Cause or for Good Reason within 12 months of Change in Control

Base Salary	—	112,552	—	—	112,552	112,552
Unvested Shares of Restricted Stock Units	—	—	2,300,025	—	—	—
Study fund	—	8,544	—	—	8,544	8,544
Israeli Social Benefits	—	17,033	—	—	17,033	17,033
Accrued Vacation Pay	7,157	7,157	7,157	7,157	7,157	7,157
Total	7,157	145,286	2,307,182	7,157	145,286	145,286

Compensation Committee Interlocks and Insider Participation

The current members of the compensation committee of our board of directors are Messrs. Limon and and Silver, and Ms.  Marced. No member of this committee is a present or former officer or employee of CEVA or any of its subsidiaries. No executive officer of CEVA served on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board or compensation committee.

DIRECTOR COMPENSATION

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on our board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the company as well as the skill-level we require of members of our board.

2020 Director Compensation

Cash Compensation Paid to Board Members

Directors who are employees of CEVA do not receive any additional compensation for their services as directors. Directors who are not employees of CEVA are entitled to an annual retainer, payable in quarterly installments as follows (with fees for service as chair inclusive of fees for service as a member):

	Member	Chair

Board of Directors	$40,000	$62,500
Audit Committee	$5,000	$15,000
Compensation Committee	$5,000	$10,000
Nomination and Corporate Governance Committee	$5,000	$10,000

All directors are reimbursed for expenses incurred in connection with attending board and committee meetings.

Equity Award

Non-employee directors receive one equity award grant annually. Each director is granted shares of restricted stock units based on an annualized value of $124,670, which vests 50% on the first year anniversary of the grant date and the remaining 50% on the second year anniversary of the grant date. Any new director on the board would receive a number of restricted stock units based on the same annualized value with the same vesting schedule.

Director Stock Ownership Guidelines

Our board of directors believes that, in order to align the interests of directors and stockholders, directors should have an equity stake in the company. In February 2015, the compensation committee recommended and the board adopted a set of stock ownership guidelines for directors so as to align the directors’ interests with those of our stockholders. Pursuant to the guidelines, existing directors are required to own (personally and collectively with members of the director’s immediate family or with family trusts) by February 2020, an amount of common stock with a fair market value equal to at least two times the total annual retainer cash compensation paid by the company for board service (excluding for this purpose compensation that is not paid to all independent directors, such as compensation for committee or chair service). Newly appointed or elected directors would have up to five years from the date of appointment or election to meet this requirement for stock ownership. For purposes of this ownership guideline, vested equity awards would be considered when determining a director’s stock ownership. Except for Ms. Liu who joined the board in February 2021, Ms. Andrietti who joined the board in August 2019, and Ms. Marced who joined in December 2016, as of December 31, 2020, all of our directors were in compliance with our stock ownership guidelines.

2020 Director Compensation Table

Name	Directorship Fees Earned or Paid in Cash ($)	Equity Awards ($) (1)	Total ($)

Peter McManamon (2)	62,500	126,522	189,022

Bernadette Andrietti (3)	40,000	91,473	131,473

Eliyahu Ayalon (4)	40,000	125,647	165,647

Zvi Limon (5)	55,000	125,647	180,647

Maria Marced (6)	45,000	141,198	186,198

Bruce Mann (7)	50,000	126,406	176,406

Sven-Christer Nilsson (8)	55,000	126,406	181,406

Louis Silver (9)	55,000	126,406	181,406

(1)

The amounts shown in this column do not reflect compensation actually received by the directors. Instead, the amounts represent the aggregate grant date fair value of the awards based on FASB ASC No. 718. In 2020, restricted stock units granted to our non-employee directors were made pursuant to our 2011 Stock Incentive Plan.

(2)

Mr. McManamon was granted 3,373 restricted stock units in 2020. As of March 31, 2021, Mr. McManamon had outstanding stock options to purchase 28,000 shares of our common stock and 5,902 restricted stock units.

(3)	Ms. Andrietti was granted 3,373 restricted stock units in 2020. As of March 31, 2021, Ms. Andrietti had outstanding 5,578 restricted stock units.

(4)	Mr. Ayalon was granted 3,373 restricted stock units in 2020. As of March 31, 2021, Mr. Ayalon had outstanding 5,902 restricted stock units.

(5)	Mr. Limon was granted 3,373 restricted stock units in 2020. As of March 31, 2021, Mr. Limon had outstanding 5,902 restricted stock units.

(6)	Ms. Marced was granted 3,373 restricted stock units in 2020. As of March 31, 2021, Ms. Marced had outstanding 5,902 restricted stock units.

(7)	Mr. Mann was granted 3,373 restricted stock units in 2020. . Mr. Mann retired from our Board and Board committees on February 15, 2021.

(8)	Mr. Nilsson was granted 3,373 restricted stock units in 2020. As of March 31, 2021, Mr. Nilsson had outstanding 5,902 restricted stock units.

(9)	Mr. Silver was granted 3,373 restricted stock units in 2020. As of March 31, 2021, Mr. Silver had outstanding 5,902 restricted stock units.

Report of the Audit Committee of the Board of Directors

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or future filings made by us under those statutes, the below audit committee report shall not be deemed filed with the United States Securities and Exchange Commission and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

The audit committee of our board of directors is composed of three members. The audit committee acts under a written charter, which is available for review on our website at www.ceva-dsp.com.

The audit committee has reviewed our audited financial statements for 2020 and has discussed these financial statements with our management and our independent auditors.

Our management is responsible for the preparation of our financial statements and for maintaining an adequate system of disclosure controls and procedures and internal control over financial reporting for that purpose. Our independent auditors are responsible for conducting an independent audit of our annual financial statements in accordance with generally accepted accounting principles and issuing a report on the results of their audit. The audit committee is responsible for providing independent, objective oversight of these processes.

The audit committee has also received from, and discussed with, our independent auditors various communications that our independent auditors are required to provide to the audit committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.

Our independent auditors also provided the audit committee with the written disclosures and the letter required by the Public Company Accounting Oversight Board regarding its communications with the audit committee concerning independence. Our auditors are required annually to disclose in writing all relationships that in their professional opinion may reasonably be thought to bear on their independence. The audit committee has discussed with the auditors their independence from us.

Based on its discussions with management and the independent auditors, and its review of the representations and information provided by management and the independent auditors, the audit committee recommended to our board of directors that the audited financial statements be included in our annual report on Form 10-K for 2020. The audit committee has also recommended the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) and, based on our recommendation, the board of directors has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent auditors for the fiscal year ending December 31, 2021, subject to stockholder ratification.

By the Audit Committee of the Board of Directors of CEVA, Inc.

Louis Silver (Chair) Zvi Limon Sven-Christer Nilsson

Independent Auditors Fees and Other Matters

The following table summarizes the fees for professional services provided by Ernst & Young,* our independent auditors, billed to us for each of the last two fiscal years:

Fee Category	2019($)	2020($)
Audit Fees (1)	297,829	316,517
Audit-Related Fees(2)	—	15,000
Tax Fees (3)	116,753	93,305
Other Fees (4)	17,432	6,136
Total Fees	432,014	430,958

*Fees are billed by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global.

(1)

Audit fees consist of fees for the annual audit, the reviews of the interim financial statements included in our quarterly reports on Form 10-Q, and statutory audits required internationally and services related to internal control reviews and assistance with Section 404 internal control reporting requirements. Fees for services related to internal control reviews and assistance with Section 404 internal control reporting requirements are based on fees received to date and estimated fees yet to be billed.

(2)

Audit-related fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under “Audit Fees.”

(3)	Tax fees consisted of fees for tax compliance, tax advice, tax audit and tax planning services.

(4)	Consulting fees related to interpretation of applicable French statutes.

All fees described above were approved by the audit committee of the board of directors.

Pre-Approval Policy and Procedures

The audit committee has adopted an audit and non-audit services pre-approval policy relating to the approval of all audit and non-audit services that are to be performed by our independent auditor. Under this policy, in 2020, the audit committee pre-approved the provision by Ernst & Young of specified audit services, including the audit of CEVA’s consolidated financial statements for 2020, review of CEVA’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q, audit of CEVA’s effectiveness of internal control over financial report and statutory audit and tax returns for the Israeli subsidiary. The audit committee also pre-approved the provision by Ernst & Young of specified audit related services, including services associated with SEC registration statements, consultation with company management about accounting or disclosure treatment of transactions or events and auditors’ confirmation on specific financial data. Furthermore, the audit committee also pre-approved the provision by Ernst & Young of specified tax related services, including a project relating to implementation of the new revenue recognition rules, international and domestic tax planning and audit, advice and compliance, tax only valuation services, expatriation tax assistance and compliance, non-direct taxes consultation, relocation tax services and due diligent related services.

Both the audit committee and the independent auditor believe the implementation of this policy will not adversely affect the auditor’s independence.

PROPOSAL 2 — RATIFICATION OF THE SELECTION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS INDEPENDENT AUDITORS OF THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021

Our audit committee has selected Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our auditors for the current fiscal year, subject to ratification by our stockholders at the annual meeting. We expect a representative of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to be available via teleconference at the annual meeting to respond to appropriate questions and to make a statement if he or she so desires.

Neither our by-laws nor other governing documents or law require stockholder ratification of the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as our independent accountants. However, the audit committee of the board of directors is submitting the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of different independent accountants at any time during the year if they determine that such a change would be in the best interests of the company and its stockholders.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KOST FORER GABBAY & KASIERER (A MEMBER OF ERNST & YOUNG GLOBAL) AS OUR AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2021.

PROPOSAL 3 — ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, added Section 14A to the Securities Exchange Act of 1934, as amended, which enables our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our compensation philosophy supports our key business objectives of creating value for, and promoting the interests of, our stockholders. In order to align the interests of our executives with those of our stockholders, we believe that our executive compensation arrangements must provide our named executive officers with competitive compensation opportunities, based upon both their contribution to the development and financial success of the company and their personal performance. We believe our executive compensation arrangements strike the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our executives to dedicate themselves fully to value creation for our stockholders. This balance is evidenced by the following:

●

We provide a significant part of executive compensation in the form of performance based incentives. The goals under the performance-based bonus plan and performance-based equity awards Aare generally challenging. Bonuses under the performance-based plan are capped and a significant portion of the bonuses would not be payable for a particular year if the company fails to achieve the specified financial goals.

o

100% of the 2020 Executive Bonus Plan is based upon the company’s achievement of financial performance targets, consisting of a 2020 total revenues target and an annual non-GAAP fully diluted EPS target.

o

A significant portion of the bonus payable to Messrs. Wertheizer Arieli and Boukaya is subject to financial thresholds such that if the company fails to meet the financial thresholds in 2020, a significant portion of the bonus would not be payable.

o	The bonus payable to Messrs. Wertheizer, Arieli and Boukaya is subject to target and maximum award opportunities to further incentivize our executive officers.

o	All executive officers received performance-based restricted stock grants.

o	The cash bonus plan for Mr. Ohana is subject to financial and strategic goals.

●

Our compensation arrangements for the named executive officers are simple, consisting principally of base salary, annual bonus, which may or may not be awarded annually based on a performance-based bonus plan established for that year, and long-term incentive award, currently in the form of restricted stock units performance-based restricted stock units for all executive officers, which again may or may not be awarded annually at the discretion of our compensation committee.

●	We align base salaries with strong pay-for-performance orientation and our compensation committee generally takes a conservative approach on base salary increases.

●

A significant portion of our named executive officers’ compensation is in the form of long-term incentive awards. Moreover, our compensation committee generally takes a conservative approach on grants of long-term incentive awards.

●	We do not provide any nonqualified defined contribution or other deferred compensation plans to our named executive officers.

●	We do not provide tax gross-ups to our named executive officers.

●	None of the employment agreements with our named executive officers includes any “single trigger” change-in-control provisions or golden parachute arrangements.

●	The perquisites offered to our named executive officers based in Israel are those generally provided to all of our employees based in Israel.

●	The only prerequisite offered to our U.S.-based named executive officer is participating in and matching under our 401(k) plan, a prerequisite provided to all U.S. employees.

●

Our compensation committee is updated on compensation best practices and trends. The committee from time to time, as appropriate, engages the services of a compensation consultant to provide advice on compensation trends and market information to assist the committee in designing our compensation programs and making compensation decisions.

The vote on this resolution is not intended to address any specific element of compensation; rather, the advisory vote relates to the compensation of our named executive officers, as described in this proxy statement. The vote is advisory, and therefore it is not binding on the company, our compensation committee or our board of directors. Our compensation committee will carefully consider the outcome of the vote when considering future executive compensation arrangements.

The affirmative vote of a majority of the shares present or represented and entitled to vote either in person or by proxy is required to approve this Proposal 3. Virtual attendance at our annual meeting constitutes presence in person for purposes of the vote required under our bylaws.

Accordingly, we ask our stockholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the company’s proxy statement for the 2021 annual meeting of stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION, AS DISCLOSED IN THIS PROXY STATEMENT.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING AND
NOMINATIONS OF PERSONS FOR ELECTION TO THE BOARD OF DIRECTORS

Pursuant to Rule 14a‑8 under the Exchange Act and our by-laws, any proposal that a stockholder wishes to be considered for inclusion in our proxy statement for the 2022 annual meeting of stockholders, including nomination of directors, must be submitted to our office at CEVA, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary, no later than December 17, 2021.

The proxies to be solicited by our board of directors for the 2022 annual meeting will confer discretionary authority on the proxy holders to vote on any stockholder proposal presented at such annual meeting if we fail to receive notice of such stockholder’s proposal for the meeting by March 2, 2022.

In addition to providing timely advanced notice of any matter a stockholder wishes to present at an annual meeting of stockholders, with respect to general stockholder proposals, the stockholder also must submit the following relevant information in writing with respect to the proposal to the attention of our corporate secretary at our principle executive offices: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on our books, of the stockholder proposing such business, (iii) the class and number of shares of our common stock which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business, (v) as to the stockholder giving the notice and any Stockholder Associated Person (as defined below), whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including, but not limited to, any short position or any borrowing or lending of shares of stock) has been made, the effect or intent of which is to mitigate loss or increase profit to or manage the risk or benefit of stock price changes for, or to increase or decrease the voting power of, such stockholder or any such Stockholder Associated Person with respect to any share of our common stock (each, a “Relevant Hedge Transaction”), (vi) as to the stockholder giving the notice and any Stockholder Associated Person, to the extent not set forth pursuant to the immediately preceding clause, (a) whether and the extent to which such stockholder or Stockholder Associated Person has direct or indirect beneficial ownership of any option, warrant, convertible security, stock appreciation right, or similar right with an exercise or conversion privilege or a settlement payment or mechanism at a price related to our common stock, whether or not such instrument or right shall be subject to settlement in the underlying common stock or otherwise, or any other direct or indirect opportunity to profit or share in any profit derived from any increase or decrease in the value of shares of our common stock (a “Derivative Instrument”), (b) any rights to dividends on the shares of our common stock owned beneficially by such stockholder that are separated or separable from the underlying common stock, (c) any proportionate interest in shares of our common stock or Derivative Instruments held, directly or indirectly, by a general or limited partnership in which such stockholder is a partner or, directly or indirectly, beneficially owns an interest in a partner and (d) any performance-related fees (other than an asset-based fee) that such stockholder is entitled to based on any increase or decrease in the value of shares of our common stock or Derivative Instruments, if any, as of the date of such notice, including without limitation, any such interests held by members of such stockholder’s immediate family sharing the same household (which information shall be supplemented by such stockholder and beneficial owner, if any, not later than ten days after the record date for the meeting to disclose such ownership as of the record date); and (vii) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934 in his or her capacity as a proponent to a stockholder proposal. A “Stockholder Associated Person” of any stockholder shall mean (i) any person controlling or controlled by, directly or indirectly, or acting in concert with, such stockholder, (ii) any beneficial owner of shares of our common stock owned of record or beneficially by such stockholder and (iii) any person controlling, controlled by or under common control with such Stockholder Associated Person. Subject to any exclusions permitted by applicable law, only stockholder proposals submitted in accordance with the above requirements will be presented at any annual meeting. The chairman of the meeting may, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and, if he should so determine, he may declare at the meeting that any such business not properly brought before the meeting will not be transacted.

With respect to recommendations of director nominee(s), in addition to providing timely advanced notice of any matter stockholders wish to present at an annual meeting of stockholders, the stockholder must submit the following relevant information in writing to the attention of our corporate secretary at our principle executive offices: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of our common stock which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (ii) the information set forth in the above paragraph relating to general stockholder proposals. Once the nomination and corporate governance committee receives the stockholder recommendation, it may deliver to the prospective candidate a questionnaire that requests additional information about the candidate’s independence, qualifications and other matters that would assist the nomination and corporate governance committee in evaluating the candidate, as well as certain information that must be disclosed about the candidate in our proxy statement or other regulatory filings, if nominated.

HOUSEHOLDING OF PROXY STATEMENT

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please call or write us at the following address or phone number: CEVA, Inc., 15245 Shady Grove Road, Suite 400, Rockville, Maryland 20850, Attention: Corporate Secretary, +1 240-308-8328, ir@ceva-dsp.com. If you would like to receive separate copies of the annual report and proxy statement in the future, or if you have received multiple copies and in the future would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number. However, please note that if you want to receive a paper proxy or voting instruction form or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability of Proxy Materials that was sent to you.

OTHER MATTERS

Our board of directors presently knows of no other business that will be presented for consideration at the annual meeting other than those described above. However, if any other business should come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote, or otherwise act, in accordance with their best judgment on such matters.

It is important that proxies be cast promptly. Therefore, stockholders are requested to cast their proxy as instructed in the Notice of Internet Availability of Proxy Materials whether or not they expect to attend the meeting. If you request a paper proxy card, please complete, date, and sign the form of proxy and return it promptly in the envelope provided.

By order of the board of directors,

/s/ Gideon Wertheizer
Gideon Wertheizer
Chief Executive Officer

April 16, 2021
Rockville, Maryland

CEVA, INC.

ANNUAL MEETING OF STOCKHOLDERS
May 27, 2021

This Proxy is solicited on behalf of the Board of Directors of CEVA, Inc. (the “Company”)

The undersigned, having received notice of the annual meeting of stockholders and the proxy statement therefor and revoking all prior proxies, hereby appoint(s) Gideon Wertheizer and Yaniv Arieli (with full power of substitution), as proxies of the undersigned, to attend the annual meeting of stockholders of the Company to be held, virtually via the Internet at www.virtualshareholdermeeting.com/CEVA2021, and any adjourned or postponed session thereof, and there to vote and act as indicated upon the matters on the reverse side in respect of all shares of common stock which the undersigned would be entitled to vote or act upon, with all powers the undersigned would possess if personally present.

Attendance of the undersigned at the virtual annual meeting of stockholders via the Internet by logging in at www.virtualshareholdermeeting.com/CEVA2021, or at any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned affirmatively indicate(s) thereat the intention of the undersigned to vote said shares of common stock at the meeting. If the undersigned hold(s) any of the shares of common stock in a fiduciary, custodial or joint capacity or capacities, this proxy is signed by the undersigned in every such capacity as well as individually.

In their discretion, the proxies are authorized to vote upon such other matters which may properly be brought before the meeting or any adjournment(s) or postponement(s) thereof in their discretion.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The notice, proxy statement and 2020 annual report are available at http://proxyvote.com.

(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

ANNUAL MEETING OF STOCKHOLDERS OF

CEVA, INC.

May 27, 2021

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒.

1.         To elect nine directors as specifically set forth below:

NOMINEES

Bernadette Andrietti: ☐    Eliyahu Ayalon: ☐    Zvi Limon: ☐    Jaclyn Liu: ☐    Maria Marced: ☐

Peter McManamon: ☐   Sven-Christer Nilsson: ☐    Louis Silver: ☐    Gideon Wertheizer: ☐

☐         FOR ALL NOMINEES

☐         WITHHOLD AUTHORITY FOR ALL NOMINEES

☐         FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee for whom you wish to withhold authority as shown here: ☒

2.         To ratify the selection of Kost Forer Gabbay & Kasierer (a member of Ernst & Young Global) as independent auditors of the company for the fiscal year ending December 31, 2021.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

3.         Advisory vote to approve named executive officer compensation.

☐ FOR    ☐ AGAINST    ☐ ABSTAIN

The shares of common stock of CEVA, Inc. represented by this proxy will be voted as directed by the undersigned. If no direction is given with respect to any proposal specified herein, this proxy will be voted for each of the above named director nominees, for proposals 2 and 3 and in the discretion of the proxy holders as to any other matters that may properly come before the meeting.

Please vote, date, sign and return promptly in the enclosed postage pre-paid envelope.

The undersigned acknowledges receipt of the Notice of Internet Availability of Proxy Materials, Proxy Statement and 2020 annual report.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Signature of Stockholder sign __________________________ Date: ________________________

Note: Please sign exactly as the name appears on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.